As filed with the Securities and Exchange Commission on _______________.

                        Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                           Amiga Telephony Corporation
               (Exact name of registrant as specified in charter)

Delaware                               4811                          98-0206052
---------------              -------------------------             -------------
(State or other              (Primary Standard Classi-             (IRS Employer
jurisdiction of                fication Code Number)                I.D. Number)
incorporation)

                           2770-555 W. Hastings Street
                          Vancouver, British Columbia,
                                 Canada V6B 4N5
                                 (604) 638-0188
                          (Address and telephone number
                         of principal executive offices)

                           2770-555 W. Hastings Street
                          Vancouver, British Columbia,
                                 Canada V6B 4N5
                   (Address of principal place of business or
                      intended principal place of business)

                                   Ian C. Hand
                           2770-555 W. Hastings Street
                          Vancouver, British Columbia,
                                 Canada V6B 4N5
                                 (604) 638-0188
            (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.                         William M. Prifti, Esq.
Hart & Trinen                                 Five Market Square
1624 Washington Street                        Amesbury, Massachusetts 01913-0398
Denver, Colorado  80203                       (978)-388-4942
(303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement


                                 Page 1 of   Pages

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
================================================================================

Title of each                            Proposed      Proposed
  Class of                               Maximum       Maximum
 Securities              Securities      Offering      Aggregate      Amount of
   to be                 to be           Price Per     Offering     Registration
 Registered              Registered      Unit (4)      Price             Fee
-------------            ----------      ---------     ---------    ------------

Common Stock             1,150,000(1)      $5.00       $ 5,750,000     $1,598

Warrants                 1,150,000(1)      $0.50           575,000        160

Common Stock issu-
able upon exercise of
Warrants                 1,150,000(2)      $8.00         9,200,000      2,558

Common Stock
issuable upon exercise
of Representative's
Warrants                   100,000(3)      $6.12           612,000        171

Common Stock
issuable upon exercise
of Representative's
Warrants                   100,000(3)      $9.60           960,000        267

Common Stock
offered by Selling
Shareholders               150,000         $5.00           750,000        209
                                                       -----------     ------

Total                                                  $17,847,000     $4,963
                                                       ===========     ======

(1) To be sold as Units, with each Unit consisting of one share of Common Stock and one Common Stock Purchase Warrant.

(2) The shares of Common Stock issuable upon the exercise of the Warrants are subject to adjustment in accordance with the anti-dilution provisions of such warrant.
(3) The shares of Common Stock issuable upon the exercise of the Representative's Warrants are subject to adjustment in accordance with the anti-dilution provisions of such warrant.
(4)   Offering price computed in accordance with Rule 457(c).

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants listed above as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   PRELIMINARY PROSPECTUS DATED _______, 1999
                              SUBJECT TO COMPLETION

PROSPECTUS

                           AMIGA TELEPHONY CORPORATION

                                 1,000,000 Units
                              Each Unit Consists of
                          One Share of Common Stock and
                        One Common Stock Purchase Warrant

      The shares of common stock and warrants will be sold as units, with each unit consisting of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $8.00 during a period ending two years after the date of this Prospectus.

      Amiga anticipates that the public offering price will be approximately $5.50 per Unit. Prior to this offering, there has not been any market for Amiga's units, common stock or warrants. Amiga plans to make an application to have its securities listed on the NASDAQ SmallCap Market under the following symbols: Units - _______; Common Stock - _______ Warrants - _______.

      These securities are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors see "Risk Factors" on page 10 of this Prospectus.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                                                       Proceeds
                                    Public          Underwriting          to
                                Offering Price       Commissions         Amiga
--------------------------------------------------------------------------------
Per Unit .................             $5.50             $0.55             $4.95
Total ....................        $5,500,000          $550,000        $4,950,000
--------------------------------------------------------------------------------

      The units will be offered to the public through underwriters. Westport Resources Investment Services, Inc., subsequently referred to in this prospectus as Westport, is acting as the managing underwriter of this offering and as the representative of the other underwriters.

      Amiga has granted the underwriters the right to purchase up to 150,000 additional shares of common stock to cover any over-allotments.

      In addition to underwriting commissions, Amiga has agreed to pay other consideration to the underwriters in connection with this offering.

      This Prospectus also relates to the offer and sale of 150,000 shares of common stock by a selling shareholder. The common stock being sold by the selling shareholder is not part of the underwritten offering. Amiga will not receive any proceeds from the resale of the shares offered by the selling shareholder.

      The date of this prospectus is ______.

          [The following statement will be printed in red ink and will appear on the left-hand margin of the outside front cover page.]

      The information in this preliminary prospectus is not complete and may be changed. Amiga may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

      THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS IN THIS PROSPECTUS.
--------------------------------------------------------------------------------

About Amiga Telephony Corporation

      Amiga is an emerging, development stage company building an international Internet Protocol telecommunications network. Amiga's network will be capable of delivering multiple services including voice, fax, data and video. Amiga leases capacity on existing private Internet Protocol or I.P. circuits from existing carriers and installs new, carrier grade Internet Telephony Gateway equipment to enable the reliable delivery of high quality voice, data, fax and video signals over I.P. based networks on an international basis.

      This type of service known generally as Internet Protocol Telephony, or I.P. Telephony offers significant advantages over conventional telecommunications systems including significantly reduced equipment costs, improved bandwidth efficiency, direct routing of calls, lower costs and improved ease of network administration and delivery of multi-media services over a single network infrastructure. I.P. Telephony combines the low cost global reach of the Internet and the high quality and security of private I.P based networks with the public telephone system's ease of access.

      Amiga has selected Lucent Technologies and Ascend Communications as its suppliers of I.P. Telephony equipment and Amiga is presently planning the deployment of its facilities-based I.P. network and the introduction of its services.

      According to industry sources, the global telecommunications market generates revenues in excess of $250 billion annually and international switched telecommunications traffic grew from 28 billion minutes of use in 1989 to 81.8 million minutes in 1997 and is projected to reach between approximately 128.7 and 158.6 billion minutes by 2001. In the United States residential long distance callers alone represent a $67 billion dollar market. In its infancy today, the IP services market is estimated to increase to $1.8 billion by the year 2001. Due to competition, rates are low for both business and residential calls placed within North America. However this is not the case when calling internationally to certain countries where high per minute rates are common. The international telecommunications industry is growing rapidly due to:

            o     deregulation
            o     privatization
            o     expansion of telecommunications infrastructure
            o     technological improvements
            o     globalization of the world's economies; and
            o     free trade

Through its facilities-based Internet Telephony network, Amiga believes it can provide existing carriers, travelers and businesses with significant cost savings and other advantages for international communications services. For the foreseeable future, Amiga's services will include:

            o     wholesale long distance services for international carriers
            o     prepaid long distance calling cards
            o     corporate long distance, fax, data and video networking
                     services
            o     e-commerce communications services for businesses selling
                     products and services over the Internet
            o     other telecommunications applications and services

      Initially, Amiga plans to provide wholesale service to other carriers seeking origination or termination in locations where Amiga establishes its gateways and to introduce its prepaid calling card to persons traveling to destinations such as Mexico, Central and South America, Asia, Europe, and other locations where long distance telephone calls are substantially more expensive than North American domestic long distance telephone calls..

      To speed the deployment of its network in advance of full deregulation, Amiga plans to establish joint venture partnerships with existing businesses in foreign countries in which it operates to comply with any foreign ownership regulations in effect concerning telecommunications companies. Amiga's joint venture partners will be responsible for local marketing and operations and Amiga will be responsible for international marketing, network management and operations, centralized financial and business planning and expansion initiatives.

      Amiga will also evaluate investments in or the acquisition of suitable existing telecommunications and Internet businesses to speed its growth and network development. Amiga will also consider investing in developing software applications designed to provide innovative new services on I.P. networks, or consider the acquisition of companies engaged in these activities.

      For further information see "Business". Amiga's executive offices are located at 2770-555 West Hastings Street, Vancouver, British Columbia, Canada V6B 4N5, and its telephone number is (604) 638-0188.

                                  THE OFFERING

Securities offered
by Amiga:               1,000,000 units, at $5.50 per unit, with each unit
                        consisting of one share of common stock and one warrant.
                        Each warrant entitles the holder to purchase one share of common stock at a price of $8.00 during a period ending two years after the date of this Prospectus.

Securities offered
by the selling
shareholder:            150,000 shares of common stock. Amiga will not receive
                        any proceeds from the sale of the shares offered by the selling shareholder.

Common Stock
Outstanding Prior
To and After
Offering:               As of the date of this Prospectus, Amiga had 10,227,000
                        shares of common stock issued and outstanding. Following this offering, there will be 11,227,000 shares of common stock issued and outstanding. If the underwriters' over-allotment option is exercised in full, 11,377,000 shares of common stock will be issued and outstanding.
                        This amount does not include 1,150,000 shares of common stock issuable upon the exercise of the warrants included as part of the units, including the warrants which are part of the underwriters' over-allotment option; 200,000 shares of common stock issuable upon the exercise of warrants to be issued to Westport, 2,250,000 shares of common stock issuable upon the conversion of preferred stock and the exercise of warrants sold by Amiga in a private offering, and 3,245,000 shares of common stock reserved for issuance upon the exercise of options granted by Amiga.

Proposed NASDAQ
Symbols:                      Units:
                              Common Stock:
                              Warrants:

                              Amiga plans to make an application to have its securities listed on the NASDAQ SmallCap Market.

Summary Financial
Data:

Statement of Operations

                                      Fiscal            Nine Months Ended
                            Year Ended June 30, 1998      March 31, 1999
                            ------------------------      --------------

Interest Income                    $       802             $     2,600
Operating Expenses                    (157,661)               (625,715)
                                   -----------             -----------
Net Loss                           $  (156,859)            $  (623,115)
                                   ===========             ===========
Loss per
  common share                     $     (0.03)            $     (0.07)

Weighted average common
shares outstanding                   4,946,000               9,218,000

Balance Sheets

                                           March 31,1999       March 31,1999
                        June 30, 1998          Actual             Adjusted
                        -------------      -------------       -------------

Total Assets               $349,808          $1,154,611          $7,639,611
Current Liabilities          10,242              75,659              75,659
Total Liabilities            10,242              75,659              75,659
Working Capital             256,348             846,256           7,331,256
Shareholders'
   Equity                   339,566           1,078,952           7,563,952

      The March 31,1999 as adjusted balance sheet reflects the receipt of the net proceeds from the sale of Amiga's Series A Preferred Stock and the receipt of the proceeds from this offering assuming the net offering proceeds were received on March 31, 1999.

                                  RISK FACTORS

      An investment in Amiga's securities involves substantial risks, some of which are summarized below. Prospective investors should carefully consider the following risk factors, among others, relating to Amiga and this offering prior to making an investment.

Amiga has a limited operating history and has not earned any profits.

      Amiga was incorporated in July 1997. Since that date, Amiga's operations have been limited. From the date of its formation through March 31, 1999, Amiga incurred cumulative net losses of approximately $(780,000). Amiga expects to continue to incur losses until such time, if ever, as it generates substantial revenues and earns net income.

Amiga will need more capital to finance its operations.

      Even if all Units offered are sold, Amiga will need additional capital in order to finance its operations. The failure of Amiga to obtain additional capital on terms acceptable to it, or at all, will significantly restrict Amiga's proposed operations. There can be no assurance that Amiga will be able to obtain additional funding, if needed, or if available on terms satisfactory to Amiga.

Amiga may not be able to compete effectively in the Internet Telephone Industry.

      There are many companies that offer telecommunications services which will compete with Amiga at some level. These include large telecommunications companies and carriers such as AT&T, MCI and Sprint as well as many other smaller providers of long distance services. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that may compete with those of Amiga on a direct basis. Many of these entities are far better capitalized than Amiga and control significant market share in their respective industry segments. There can be no assurance that Amiga will be able to successfully compete in the Internet Telephony Industry.

      Amiga believes that its ability to compete in the Internet Telephony industry successfully will depend upon a number of factors, including regulatory change, the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of the Internet Telephony infrastructure; market presence; the timing of introductions of new products and services into the industry; Amiga's ability in the future to support existing and emerging industry standards; Amiga's ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

Since Amiga depends on other companies for telecommunications products and services, Amiga may experience delays and increased costs if these products or services are not available to Amiga.

      Amiga will rely on other telecommunications carriers to provide data communications capacity via leased telecommunications lines. If these carriers are unable to provide or expand their current levels of service to Amiga, Amiga's operations could be materially adversely affected. Although leased telecommunications lines are usually available from several alternative suppliers, there can be no assurance that Amiga could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. Amiga is also subject to risks relating to potential disruptions in such telecommunications services. No assurance can be given that significant interruptions of telecommunications services to Amiga will not occur in the future. Changes in tariffs, regulations, or policies by any of Amiga's telecommunications providers may adversely affect Amiga's ability to continue to offer long-distance service on what it considers to be commercially reasonable or profitable terms.

      Amiga is dependent upon providers of equipment, software, and network and telecommunication services. A failure by a supplier to deliver equipment on a timely basis, or the inability to develop alternative sources if and as required, could result in additional costs and or delays and have a material adverse effect on Amiga's operations.

The Internet Telephony industry changes rapidly and Amiga may not be successful in adapting to new technologies.

      Amiga's success in the Internet Telephony industry will be dependent upon its ability to develop new software and services to meet changing customer requirements. The Internet Telephony industry is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new software and service introductions. There can be no assurance that Amiga can successfully identify new service opportunities and develop and bring new services to the market in a timely manner, or that software, services or technologies developed by others will not render Amiga's services uncompetitive or obsolete in the future. Amiga's pursuit of technological advances may require substantial time and expense, and there can be no assurance that Amiga will succeed in adapting its services to meet future customer requirements..

Amiga may be unable to expand its Network Infrastructure.

      Amiga may be required to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases. The expansion and adaptation of Amiga's network will require substantial financial, operational and management resources. There can be no assurance, however, that Amiga will be able to expand or adapt its network to meet additional demand or subscribers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that Amiga will be able to deploy successfully any necessary network expansion. Any failure of Amiga to expand its network, as needed, on a timely basis or to adapt to changing subscriber requirements or evolving industry standards could have a material adverse effect on Amiga's overall business, financial condition and results of operations.

Amiga's operations would suffer if costs for use of telecommunications and data networks increase.

      Amiga's business relies upon on low cost access to the Internet, private I.P. networks and public switched telephone networks for international call completion. Should the cost of internet access, data transport or public switched telephone networks increase or such use otherwise become subject to additional taxes, tariffs, user fees or other costs Amiga's cost savings for call completion as compared to conventional long distance services may deteriorate. This occurrence would have a material adverse effect on the Amiga's ability to operate profitably, or at all.

Amiga's operations would suffer if charges for traditional long distance telephone service decline.

      Amiga's rates for long distance telephone calls are generally less than the telephone charges for the same long-distance service that the customer would pay to a primary seller of such services. Amiga's ability to undersell such primary seller arises as a result of the use of the Internet to transmit long distance telephone calls. Amiga believes its lower rates will be one of the most important factors in its ability to attract and retain customers. Therefore, narrowing of the differential between the rates charged to Amiga's customers and the cost of long distance telecommunications services provided by competitors or traditional long distance carrier's customers would have a significant adverse effect on Amiga.

Amiga may experience problems from computer systems that are not ready to process information associated with the year 2000.

      The "Year 2000" issue affects Amiga's installed computer systems, network elements, software applications, and other business systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The Year 2000 issue may also affect the systems and applications of Amiga's suppliers.

      Amiga does not expect to incur any material cost relating to the Year 2000 issue because it is of the opinion that its computer systems have been developed so as to avoid this problem. Amiga is currently determining the extent to which it may be impacted by third parties' failure to remedy their own Year 2000 issues. Amiga is having, and will continue to have, communications with all of its suppliers, and other third parties to determine the extent, if any, to which Amiga's systems could by impacted by any third party Year 2000 issues and related remedies. Amiga believes that the Year 2000 issues could adversely impact Amiga if systems operated by third parties providing services to Amiga are not Year 2000 compliant.

Amiga's plan to operate in foreign countries involves numerous risks.

      Amiga plans to operate in several foreign markets including Central and South America, Asia, Europe as well as other international locations. Certain business risks arise from operating in foreign countries including exposure to periodically volatile foreign economic, monetary and currency conditions, compliance with foreign law and regulations as well as issues relating to the conduct of day-to-day business in foreign language and culture business environments. Additional international considerations include high travel costs as well as time and distance barriers in the management and development of the business. Although Amiga plans to mitigate the effects of international business risk through the development of business relationships with qualified, well connected local partners in key market locations, there can be no assurance that Amiga will be able to operate successfully in foreign countries.

Possible changes in government regulation may increase Amiga's costs and lower profits.

      Amiga uses the Internet and private I.P networks for the transmission of long distance telephone, fax and data signals. Presently, the Federal Communication Commission in the United States ("FCC") does not regulate companies that provide Internet Telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which this regulatory authority has long-standing authority.

The issuance of additional shares may depress the price of Amiga's common stock and warrants.

      Between March and June 1999 Amiga sold 15,000 shares of its preferred stock and 750,000 warrants for $3,000,000. Each preferred share is convertible into 100 shares of Amiga's common stock. Each warrant allows the holder to purchase one share of Amiga's common stock at a price of $5.00. Promptly after the closing of this offering

Amiga has agreed to register for public sale the shares issuable upon the conversion of the preferred shares and the exercise of the warrants The 1,500,000 shares of common stock issuable upon the conversion of the preferred shares may not be sold until three months after the date of this prospectus. The 750,000 shares issuable upon the exercise of the warrants may be sold at any time after such shares have been registered for public sale. The public sale of these shares may depress the price of Amiga's common stock and warrants.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Amiga intends to identify forward-looking statements in this prospectus using words such as "believes," "expects," "may," "will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on Amiga's beliefs as well as assumptions Amiga has made using information currently available to Amiga. Because these statements reflect Amiga's current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences, include those discussed in the Risk Factors section beginning on page 10 of this prospectus. Potential investors should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of May 31, 1999, the present shareholders of Amiga owned 10,227,000 shares of common stock, which had a net tangible book value of approximately $0.26 per share. The following table illustrates the comparative stock ownership of the present shareholders of Amiga, as compared to the investors in this offering. The computations in the table below assume the price paid for a unit is all attributable to the common stock included as a component of the unit.

                                                       Number of         Note
                                                         Shares        Reference
                                                       ---------       ---------

Shares outstanding as of May 31, 1999                 10,227,000

Shares offered by Amiga                                1,000,000           A

                                                      ----------
Shares to be outstanding upon completion of offering  11,227,000
                                                      ==========

Net tangible book value per share as of
May 31, 1999                                               $0.26

Net tangible book value after offering                     $0.67

Public offering price                                      $5.50

Dilution to investors in this offering                     $4.83

Gain to existing shareholders                              $0.41

Equity ownership by present shareholders after this
offering                                                      91%

Equity ownership by investors in this offering
25% (to be adjusted for selling shareholders)                 9%

      The shares outstanding as of May 31, 1999 excludes shares which may be issued upon the exercise of the warrants (included as part of the units) and the exercise and/or conversion of other options, warrants and other convertible securities previously issued by Amiga. See table below.

      The shares offered by Amiga excludes shares issuable upon exercise of the underwriters over-allotment option.

      "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of Amiga from its total assets. The purchasers of the securities offered by this prospectus will suffer an immediate dilution if the conversion price of the Series A Preferred Stock or the warrant exercise price is greater than the net tangible book value of Amiga's common stock.

Other Shares Which May Be Issued:

      As of May 31, 1999 Amiga had 10,227,000 shares of common stock issued and outstanding. The following table reflects the shares of common stock which may be issued by Amiga as a result of the exercise of warrants (included as part of the units), the exercise of other options and warrants issued by Amiga and the conversion of convertible securities issued by Amiga.

                                                    Number of          Note
                                                      Shares         Reference
                                                    ---------        ---------

Shares issuable upon exercise of
Warrants (included as part of the Units)            1,000,000            A

Shares issuable upon conversion of preferred
stock and exercise of warrants                      2,250,000            B

Shares issuable upon exercise of options            3,245,000            C

Shares issuable upon exercise of Westport's           200,000            D
warrants

Shares issuable upon exercise of Underwriters'
over-allotment option                                 300,000            E

A. Each Unit consists of one share of common stock ("Common Stock") and one warrant. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $8.00 during a period beginning on the date of this Prospectus and ending two years thereafter.

B. Between March and June 1999 Amiga sold 15,000 shares of its Series A Preferred Stock and 750,000 Warrants for gross proceeds of $3,000,000. Each Series A Preferred Share is convertible into 100 shares of Amiga's common stock. Each warrant allows the holder to purchase one share of Amiga's common stock at a price of $5.00. Promptly after the closing of this offering the Company has agreed to register for public sale the shares issuable upon the conversion of the preferred shares and the exercise of the warrants. The 1,500,000 shares of common stock issuable upon the exercise of the preferred shares may not be sold until three months after the date of this prospectus. The 750,000 shares issuable upon the exercise of the warrants may be sold at any time after such shares have been registered for public sale.

C. See "Management - Stock Option and Bonus Plans".

D. In addition to the other compensation to be paid to the underwriters in connection with this offering Amiga has agreed to sell to Westport for $100 warrants to purchase 100,000 shares of common stock at a price of $6.12 per share and warrants to purchase an additional 100,000 shares of common stock at a price of $9.60 per share.

E. For purposes of covering any over-allotments, Amiga has granted an option to the underwriters, exercisable within 45 days from the date of this prospectus, to purchase up to 150,000 additional units at $5.50 per unit, less the underwriting commission and non-accountable expense allowance. Each unit consists of one share of common stock and one common stock purchase warrant.

                                 USE OF PROCEEDS

The net proceeds to Amiga from this offering will be approximately $4,685,000, after deducting underwriting commissions, the underwriters' non-accountable expense allowance and the other offering expenses. Amiga intends to use the net offering proceeds for the following purposes:

Purchase of Computers, Network and other Equipment          $1,100,000
Investment in Joint Ventures                                 1,500,000
Sales and Marketing Expenses                                   500,000
General and Administrative Expenses                          1,585,000
                                                            ----------
                                                            $4,685,000
                                                            ==========

      Offering proceeds allocated for the purchase of computers, network and other equipment will be used to install gateways in selected locations. Each gateway will cost approximately $125,000 and will require approximately four days for installation.

      A portion of the proceeds from this offering will be used to establish joint venture partnerships with existing businesses in foreign countries so as to speed the deployment of Amiga's network. In any joint venture, it is expected that Amiga's joint venture partner will be responsible for local marketing and operations and Amiga will be responsible for network management and operations, international marketing, and centralized financial and business planning.

      Amounts allocated to sales and marketing expenses will be used to initially promote Amiga's services to the travel and tourism industry, small to medium sized businesses, website owners and other potential customers.

      Offering proceeds allocated to general and administrative expenses are expected to satisfy Amiga's requirements in this area for a minimum of twelve months following the completion of this offering.

      Amiga will require additional capital separate and apart from that received from this offering in order to finance its future operations. The failure of Amiga to obtain additional capital on terms acceptable to it, or at all, will significantly restrict Amiga's proposed operations. There can be no assurance that Amiga will be able to obtain additional funding, if needed, or if available on terms satisfactory to Amiga.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included in this prospectus.

Statement of Operations Data:

                                                           Nine Months Ended
                           Year Ended June 30, 1998           March 31, 1999
                          -------------------------        -----------------

Interest Income                         $     802                $   2,600
Operating Expenses                       (157,661)                (625,715)
                                          --------                ---------

Net Loss                                $(156,859)               $(623,115)
                                        ==========               ==========

Balance Sheet Data:

                                      June 30, 1998           March 31, 1999
                                      -------------           --------------
Total Assets                             $349,808               $1,154,611
Current Liabilities                        10,242                   75,659
Total Liabilities                          10,242                   75,659
Working Capital                           256,348                  846,256
Shareholders' Equity                      339,566                1,078,952

      No Common Stock dividends have been declared by Amiga since its inception.

      Amiga is in the development stage and as of the date of this prospectus had not commenced commercial operations. Between March and June 1999 Amiga raised $3,000,000 from the sale of its preferred stock and warrants. Amiga intends to use the proceeds from its private offering, as well as the proceeds from this offering, for general and administrative expenses, marketing and for the installation of a limited number of gateways. Amiga expects that it will require approximately $21,500,000 in capital over the next 36 months in order to install 100 gateways ($12,500,000) and to fund its operations ($9,000,000).

      Amiga has signed a letter of intent with Lucent Technologies for the purchase of $21,500,000 of Internet telephony equipment and services, including the purchase of $2,500,000 of equipment from Ascend Communications, Inc. Amiga is also negotiating with a financial institution to provide the financing for the purchase of this equipment, professional services, installation and certain other approved uses. Amiga does not have any definitive agreements concerning any financing and there can be no assurance that any such financing will be available on terms acceptable to Amiga. Without this financing, or some alternative source of funding, Amiga will only be able to install a limited number of gateways.

                                    BUSINESS

      Amiga is an emerging, development stage company building an international Internet Protocol telecommunications network. Amiga's network will be capable of delivering multiple services including voice, fax, data and video. Amiga leases capacity on existing private Internet Protocol or I.P. circuits from existing carriers and installs new, carrier grade Internet Telephony Gateway equipment to enable the reliable delivery of high quality voice, data, fax and video signals over I.P. based networks on an international basis.

      This type of service known generally as Internet Protocol Telephony, or I.P. Telephony offers significant advantages over conventional telecommunications systems including significantly reduced equipment costs, improved bandwidth efficiency, direct routing of calls, lower costs and improved ease of network administration and delivery of multi-media services over a single network infrastructure. I.P. Telephony combines the low cost global reach of the Internet and the high quality and security of private I.P based networks with the public telephone system's ease of access.

      Amiga has selected Lucent Technologies and Ascend Communications as its suppliers of I.P. Telephony equipment and is presently planning the deployment of its facilities-based I.P. network and the introduction of its services.

      According to industry sources, the global telecommunications market generates revenues in excess of $250 billion annually and international switched telecommunications traffic grew from 28 billion minutes of use in 1989 to 81.8 million minutes in 1997 and is projected to reach between approximately 128.7 and 158.6 billion minutes by 2001. In the United States residential long distance callers alone represent a $67 billion dollar market. In its infancy today, the IP services market is estimated to increase to $1.8 billion by the year 2001. Due to competition, rates are low for both business and residential calls placed within North America. However this is not the case when calling internationally to certain countries where high per minute rates are common. The international telecommunications industry is growing rapidly due to:

            o     deregulation
            o     privatization
            o     expansion of telecommunications infrastructure
            o     technological improvements
            o     globalization of the world's economies; and
            o     free trade

      Significant improvements have occurred in the compression and transmission of voice over the Internet over the last several years. The quality of service of Internet Telephony is now equivalent to that of a digital cellular phone or a quality analog cell phone connection. Internet Telephony technology is continuously evolving and it is expected that further improvements in technology will allow Internet Telephony to rival that of conventional telephony networks. The gateway equipment being deployed by Amiga is standards-based and utilizes the newest digital signal processing and error correction technologies for improved voice sampling and compression and reduced latency. These technologies enable Amiga to provide high quality, commercial voice services with carrier class reliability (99.999% availability of service).

      Unlike the transmission of telephone calls or facsimile messages over traditional land based electrical wires, telephone calls or other data transmitted over I.P. networks are first converted into digital packets and then sent by means of high speed land based transmission lines, satellites and/or microwave systems in packetized form. Data transmitted over the Internet is also, prior to transmission, compressed such that much larger amounts of data can be transmitted than over traditional circuit switched telephone lines. As a result, the cost of telephone calls made over I.P networks are more bandwidth efficient and each call is much less expensive to transport than calls made through traditional long distance telephone carriers. Computer systems, known as gateways, act as the interconnection between the Internet or I.P. networks and the traditional public switched telephone networks..

      A telephone call made using Internet telephony begins with a telephone connected to the lines of the local public switched telephone network operator . The caller dials a local telephone number that connects to a gateway nearest the caller (the "originating gateway"). The caller is then asked by an automated voice response system to enter a PIN number and the long distance telephone number which the caller is attempting to reach (the "destination number"). The originating gateway directs the call over the Internet to the gateway that is located closest to the destination number (the "terminating gateway"). Once the call reaches the terminating gateway the call is then switched to the local telephone network and is routed to the destination numbera. The entire call completion process takes only a few seconds.

      If a gateway does not exist in the local calling area from which the caller is placing the call, the call is transferred (at a charge to Amiga) through regular telephone lines to the nearest originating gateway. If a gateway does not exist in the local calling area of the destination number, the call is transferred (at a charge to Amiga) from the terminating gateway through regular telephone lines to the destination number. Amiga therefore is able to reduce its costs and increase its profit for calls which originate and terminate through gateways which are in the local calling areas of the persons originating and receiving the call.

      In order to lower costs and offer extended coverage, several corporations have formed consortiums of Internet telephony companies. Each member of the consortium owns and operates an Internet telephony gateway that communicates with all other gateways in the consortium to provide subscribers with the ability to place a voice or fax call from virtually any ordinary telephone to any other ordinary telephone (or fax machine) at a cost that is significantly below traditional long distance carriers. Each member agrees to share revenue generated from calls originated or terminated through their gateway on a per call/minute basis with other gateway operators who have accessed their gateway to route and deliver calls. A month end settlement process occurs between all gateway operators that reflects currency exchange rates and all call traffic volume between each gateway operator. Each gateway operator is responsible for setting the per minute calling rates to every other gateway in the consortium. Amiga plans to join one or more of these consortiums.

Amiga's Services

      Amiga initially plans to derive its revenues from the sale of the following services:

            o wholesale long distance services for other international carriers
            o     prepaid long distance calling card services
            o     corporate long distance, fax and data networking services
            o e-commerce communications services for businesses selling products and services over the internet
            o     other telecommunications applications and services

Wholesale Long Distance Services

      Amiga plans to market its Internet telephony services to other international long distance carriers and wholesale customers which have a need for large blocks of long distance telephone time between selected locations. Although margins at the wholesale level are lower than retail margins, the sale of blocks of long distance time to other carriers will enable Amiga to generate revenues with only a limited number of gateways installed. Amiga has pre-marketed its services and identified several potential wholesale opportunities.

Prepaid Calling Cards

      Amiga plans to market prepaid calling cards to persons traveling to destinations such as Mexico, Central, and South America, Asia, Europe and other countries where long distance telephone calls are substantially more expensive than domestic long distance telephone calls. A typical long distance telephone call from Mexico to Vancouver, British Columbia, made from a public payphone in Mexico can cost more than $2.00 per minute, and frequently surcharges are levied by third party credit card call processing companies located outside of Mexico. However, due to competition in North America, rates for calls from North America to Central and South America are significantly less expensive than calls made from this area to North America.

      Amiga plans to market its pre-paid calling cards to travelers destined for Mexico and other countries in which Amiga has gateways. The pre-paid calling cards will be sold through travel agents, tourist agencies, airline ticketing offices, tourist agencies, tour companies, car rental agencies and hotel personnel in denominations of $10, $20, $30 and $50 and an automated voice response system is planned to enable card holders to add time to their calling cards by charging their credit card while on the phone.

      Amiga's calling card provides instructions for the use of Amiga's system. To place a long distance call to North America, the cardholder dials a local access number (or an 800 number if an originating gateway does not exist in the local calling area) and is then prompted to dial the destination number as well as the cardholder's calling card number. The call is then routed to the nearest originating gateway. After reaching the originating gateway the call is transmitted over the Internet to the terminating gateway nearest the destination number. Once the call reaches the terminating gateway the call is then switched to the local telephone network and is routed to the destination number.

      Travelers making long distance calls from a local calling areas which do not have originating gateways will nevertheless be able to use Amiga's calling cards. However, Amiga's operating margin will be less since these calls must be routed via an 800 number to a distant originating gateway.

      By establishing gateways in North America and select foreign countries, Amiga believes it can service a large and identifiable market of travelers with cost-effective prepaid calling cards to use in placing calls to North America..

Corporate Services

      Amiga also plans to market its services on a selective basis to small-to-mid sized corporate customers who need a cost-effective means of combining long distance voice, fax and video communications between their international offices. Amiga plans to begin marketing its corporate Internet Telephony services to medium sized US and Canadian corporations who operate branch offices or subsidiaries in the foreign countries in which Amiga operates its gateways.

E- Commerce Services

      Amiga's network will also support Web-to-Phone and "Call-Me" services.

      Web-to-Phone connections enable the users of multimedia PCs to establish a voice conversation with the owner of the website or their designated customer service representative. Amiga will introduce this new capability to website owners and developers in those markets in which the Amiga has gateways and demand for e-commerce services is increasing. Amiga believes that this service will contribute to the development of sales made through the Internet. Web-To-Phone provides new capabilities for customers to speak directly with sales people and reservation agents while they are online and reviewing the content of a particular website. Web-to-phone personalizes the experience of shopping over the Internet and provides a new level of customer service.

      Call-Me services enable the personal computer user to receive a telephone call from a merchant with a website at any telephone number and time of day the user designates by simply filling out an onscreen form. Call-Me services offer businesses the opportunity to provide customers with greater convenience and more personalized service.

      In addition to developing and marketing these communications applications, Amiga will also evaluate investing in or acquiring companies engaged in the development of innovative I.P. software and network applications.

Amiga's Network

      Amiga intends to eventually install 100 gateways in seventeen countries that it has identified as having suitable long distance opportunities, with the first gateways to be installed in North America, Mexico, Central and South America, Asia and Europe.

      To speed the deployment of its network in advance of full deregulation, Amiga plans to establish joint venture partnerships with existing businesses in foreign countries in which it operates to comply with any foreign ownership regulations in effect concerning telecommunications companies. Amiga's joint venture partners will be responsible for local marketing and operations and Amiga will be responsible for international marketing, network management and operations, centralized financial and business planning and expansion initiatives. Amiga will also evaluate investment in or the acquisition of suitable existing telecommunications and Internet businesses to speed its growth and network development.

      Amiga is negotiating with several international groups to form joint ventures for the installation and operation of gateways in various international locations. By working with local partners, Amiga can secure quick entry into the local marketplace. In addition, joint venture partners can provide key services required for successful operations - including providing space, power, connections to the Internet and local telephone companies as well as marketing resources and, in many cases access to an existing customer base that can use Internet Telephony services. Joint venture partners also bring invaluable knowledge of local languages, cultures, regulatory processes and business practices. It is expected that in a typical joint venture Amiga will install the gateway equipment and provide remote network administration, centralized billing, finance and management functions as well as global marketing of services. There can be no assurance however that Amiga will be successful in forming any joint venture or that any joint venture will operate profitably.

      Each gateway will cost approximately $125,000, require approximately 4 days for installation and will be capable of transmitting approximately 300,000 minutes of call volume per month. With certain modifications, at an additional cost of approximately $55,000 per gateway, each gateway will be capable of transmitting approximately 1,000,000 minutes of call volume per month. Amiga believes it will take approximately 36 months in order to complete the installation of these 100 gateways. The gateways required by Amiga are available from a variety of sources.

      Amiga plans to install its gateways in secure facilities leased from third parties. Although the gateway operates automatically, the leased facility, which will typically house other telecommunications equipment, will be accessible to local technicians who will be trained to correct malfunctions and repair and/or replace Amiga's equipment as needed.

      At the present time the Company has its first gateway operating in Vancouver, British Columbia and is installing its second gateway in Los Angeles, California. Amiga plans to install four additional gateways by November,1999.

      Amiga expects that it will need approximately $12,500,000 in capital over the next 36 months in order to install 100 gateways. Although Amiga is negotiating with a financial institution to provide the financing for the purchase of this equipment, Amiga does not have any definitive agreements concerning such financing and there can be no assurance that any such financing will be available on terms acceptable to Amiga. Without this financing, or some alternative source of funding, Amiga will only be able to install a limited number of gateways.

      Amiga's Internet Telephony system will have multiple features for security and billing. In order to ensure maximum security, access will be restricted to authorized incoming or outgoing callers, specific extensions, or to users with valid Personal Identification Numbers. Amiga's system will be able to monitor the date, time, duration, source and destination of the call and the call originator's name.

Competition

      Two significant barriers to entry in the traditional long distance telephone market are size (minimum efficient scale of operations) and regulatory constraints which preclude smaller companies from gaining significant market share. Internet telephony effectively eliminates or reduces these barriers since it is presently unregulated and enjoys economies of scope and scale by using the Internet and private I.P. networks as a common voice video and data network. Internet telephony will decrease barriers to entry and increase competition in the long distance industry.

      Amiga believes that its ability to compete in the Internet Telephony Industry successfully will depend upon a number of factors, including the pricing policies of competitors and suppliers; the capacity, reliability, availability and security of the Internet telephony infrastructure; marketing; the timing of introductions of new products and services into the industry; Amiga's ability to support existing and emerging industry standards; Amiga's ability to balance network demand with the fixed expenses associated with network capacity; and industry and general economic trends.

      The market for telecommunications services is extremely competitive and there are a growing number of competitors in the Internet Telephony Industry. There are many companies that offer business communications services and which will compete with Amiga at some level. These include large telecommunications companies and carriers such as AT&T, MCI, and Sprint; smaller, regional resellers of telephone line access; and other existing Internet telephony companies. These companies, as well as others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that could compete with those of Amiga on a direct basis. Many of these entities have far greater financial and organizational resources than Amiga and control significant market share in their respective industry segments. There is no assurance that Amiga will be able to successfully compete in the Internet telephony Industry.

      Certain large public telephone companies are positioning themselves to enter the Internet telephony market to protect their dominant domestic market from competition. Many of these companies are testing existing Internet telephony gateway technology which at the present time has limited call volume capabilities. A number of companies are waiting for gateway manufacturers to introduce advanced gateways that will be able to handle larger call volumes and provide better quality and service.

      In North America considerable discounting has been experienced in recent years as competition has increased. While in many countries outside of North America local telephone companies have begun offering discounts to very large business and government customers with high call volumes, there are few discounts available for individuals or small and medium sized companies. It is expected that competition in the United States will be led by carriers providing low cost but high quality internet telephony services at rates of $0.05 to $0.09 per minute. Smaller Internet service providers and new carriers are expected to focus primarily on international or niche markets.

      International markets are attractive to smaller carriers and new entrants while large carriers are still evaluating the technology and marketplace and contending with competition and deregulation in their domestic markets. With international long distance rates in many countries costing well in excess of $0.50 per minute, Amiga believes that it can earn attractive gross profit margins while offering service at substantial discounts to currently available long distance rates.

      Although Amiga anticipates that its primary competitors will be other internet telephony companies which offer phone-to-phone services, none have as of yet addressed the international hospitality market which Amiga plans to pursue with its pre-paid calling cards, nor has any competitor introduced an integrated product offering containing corporate and e-commerce communications services.

Government Regulation

      Amiga uses the Internet for transmission of long distance telephone calls. Presently, the Federal Communication Commission in the United States ("FCC") does not regulate companies that provide Internet Telephony services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which these regulatory authorities have long-standing authority.

      In Canada, the Canadian Radio-Television and Telecommunication Commission ("CRTC") determined in 1998 that Internet Telephony services providers must pay local contribution charges for calls terminating on local telephone networks, while those calls that originate and terminate on computers are not subject to these charges. The possibility exists that regulatory authorities may one day make a determination to apply international call termination fees or otherwise tariff Internet telephony.

      Amiga will also be required to comply with the regulations regarding the operation of its business in several foreign jurisdictions and will be subject to compliance with the requirements of the authorities of these locales regarding the establishment and operation of its business.

      Access charges are assessed by local telephone companies to long distance companies for the use of the local telephone network to originate and terminate long distance calls generally on a per minute basis. Access charges have long been a source of dispute; with long distance companies arguing that the access rates are substantially in excess of cost and local telephone companies arguing that access rates are needed to subsidize lower local rates for end user and other purposes. The Federal Communications Commission currently is considering whether subscriber calls to Internet service providers should be classified as "local" or "interstate" calls. Although the Federal Communications Commission to date has determined that Internet service providers should not be required to pay interstate access charges to local telephone companies, this decision may be reconsidered in the future if the Federal Communications Commission finds these calls to be "interstate." Amiga's costs for doing business would increase if Amiga were required to pay interstate access charges.

General Information

      Amiga was incorporated in Colorado on July 25, 1997. Between July 25, 1997 and May 12, 1998 Amiga sold 10,000,100 shares of its common stock to Bona Vista West Ltd. for $5,910 in cash.

      In August 1997 Amiga issued 175,456 shares of its Common Stock in exchange for all of the Series B Common Stock of Century International Ventures Ltd. ("Century") in a share-for-share exchange with the holders of such Series B shares. At the time of this transaction (i) Century was not conducting any business, and (ii) had approximately 280 holders of its Series B Common Stock.

      On May 12, 1998 Amiga purchased 10,100,000 shares of Common Stock from Bona Vista for $1,010. The shares purchased from Bona Vista were returned to the category of "authorized but unissued" common stock.

      On May 15, 1998 Amiga sold 6,901,944 shares of common stock to twenty-three persons for $690 in cash and issued 1,000,000 shares of common stock for services rendered. See "Management - Transactions with Related Parties".

      On May 31, 1998 Amiga sold 1,022,500 shares of common stock to eleven persons for $511,250.

      In October 1998 Amiga issued 12,000 shares of its common stock to two persons for services rendered. In January 1999 Amiga sold 950,000 shares of its common stock to thirty-one persons for gross proceeds of $475,000.

      Between March and June 1999 Amiga sold 15,000 shares of its preferred stock, and warrants for the purchase of 750,000 shares of common stock, for $3,000,000 to a group of private investors. Following the closing of this offering, the Company has agreed to register for public sale the 2,250,000 shares of common stock issuable upon the conversion of the preferred shares and the exercise of the warrants.

      In May 1999 the Company issued 265,000 shares of its common stock to two persons for services rendered. Up to 150,000 of these shares are being offered to the public by means of this prospectus. See "Selling Shareholder."

      In August 1997 Amiga changed its corporate domicile from Colorado to Delaware. In May 1998 Amiga changed its name to Amiga Telephony Corporation.

Facilities and Employees

      Amiga's executive offices are located in Vancouver, British Columbia and consist of 2,700 square feet of space which are leased at an annual rent of $72,000. This lease on this space expires in February 2002.

      As of May 31, 1999 Amiga employed 6 persons on a full time basis and 4 persons on a part-time basis.

                                   MANAGEMENT

      Amiga's officers and directors are as follows:

      Name              Age                       Position
      ----              ---                       --------

Ian D. Robertson         56       Chairman and a Director
Ian C. Hand              42       President, Chief Executive Officer

                                  Treasurer, Secretary and a Director
Harry Galekovich         61       Senior Vice President of Business Development
Donald Morrison          50       Executive Vice President, Corporate
                                  Development and a Director
Edward M. Clunn          42       Vice President of Operations
Roney Haboosheh          25       Principal Accounting Officer
Barry Duggan             55       Director
Philip Edwards Pearce    69       Director
Marshall Naify           79       Director

      Each director holds office until his successor is duly elected by the stockholders. Amiga's officers serve at the pleasure of the Board of Directors.

      The following sets forth certain information concerning Amiga's officers and directors.

      Ian D. Robertson has been the Chairman and director of Amiga since June 1998. Since July 1996 Mr. Robertson has been the president of Novus Telecom Group Inc., a private company engaged in telecommunications investments. From April 1994 to June 1996 Mr. Robertson was the President of Diva Systems (Canada) Corporation, an interactive video-on-demand technology company. Between December 1991 and June 1995 Mr. Robertson was president of Norstar Capital Inc., a merchant banking firm and from December 1991 to September 1993 Mr. Robertson was the President of Canadian Turbo Inc./Payless Gas Co., a independent Western Canadian petroleum refiner and marketer.

      Ian C. Hand has been an officer and director of Amiga since June 1998. Since July 1996 Mr. Hand has been the Executive Vice President and Chief Financial Officer of Novus Telecom Group Inc, a Canadian integrated telecommunications service provider. From April 1994 to June 1996 Mr. Hand was Sr. Vice President of product development for Diva Systems (Canada) Corporation, a real time video-on-demand television technology company. Since June 1995 Mr. Hand has also been Vice President and Chief Financial Officer of NS Telecom Group Inc., a private company engaged in the management of investments in the technology and telecommunication sectors. Between December 1993 and May Mr. Hand was special projects manager for Norstar Capital Inc., a private merchant banking firm.

      Harry Galekovich has been Amiga's Senior Vice President of Business Development since January 1, 1999. From 1997 to 1998, Mr. Galekovich was Executive Vice President of GST Global, (an international telecommunication voice and data service provider) where he was responsible for business strategy, business opportunities and business plan development for International wireline and wireless operations and emerging technologies. From 1995-1997 Mr. Galekovich was Vice President - Engineering and Operations for exchange and wireless services for GST Telecom, where he oversaw the deployment of 14 tandem switching platforms and a network build-out totaling over $130 million. Mr. Galekovich has over 30 years of experience in the Telecommunications, data and networking industry in senior technical and management positions with companies such as LM Erickson, United Telephone, RCA Alaska Communications, Alascom, PTI Communications and Americomm, Inc.

      Donald Morrison has been a director of Amiga since May 1998 and was appointed an officer in June, 1999. Since January 1993, Mr. Morrison has been the president of Braemer Capital Corp.; a company engaged in private capital investment and management. Since April 1996 Mr. Morrison has also been the president of Zodiac Explorations Ltd., a resource exploration company.

      Edward Clunn has been an officer of the Company since January 1999. Between May 1995 and December 1998 Mr. Clunn was an officer and part owner of Compu-TEL Systems, Inc., a corporation which provided software and equipment to the long distance telephone industry. Between February 1994 and May 1995 Mr. Clunn was an officer and part owner of Dial & Save Communications, Inc., a long distance telephone reseller.

      Roney Haboosheh has been the Company's Principal Accounting Officer since June 1998. Mr. Haboosheh has also been the manager of corporate accounting for Novus Telecom Group since July 1997. During 1996 and 1997 Mr. Haboosheh was a graduate student at the University of Western Ontario. Between 1995 and 1996 Mr. Haboosheh was the assistant controller at Healthvision Corporation. Mr. Haboosheh received his Bachelor of Arts degree in economics from the University of Western Ontario in 1995.

      Barry F. Duggan has been a director of Amiga since June 1998. Since April 1997 Mr. Duggan has been the president of Novus Telecom Inc., a subsidiary of Novus Telecom Group. Between July 1992 and January 1997 Mr. Duggan was president of BCTV, Check, Chan and previously ITV, subsidiaries of WIC Western International Communications, a major Canadian television and radio broadcaster.

      Philip Edwards Pearce has been a director of Amiga since February 1999. For the past five years Mr. Pearce has been an independent business consultant. Mr. Pearce is an investment banker by profession, with 30 years of experience in the capital markets and brokerage industry including being a director and officer of E.F. Hutton for 14 years. Formerly Mr. Pearce was Chairman of the Board of Governors of the NASD, as well as serving as a member of the Board of Governors of the New York Stock Exchange (NYSE). Mr. Pearce attended the University of South Carolina, graduating with a B.S. degree in 1964, and completed post-graduate studies in Investment Banking at the Wharton School, University of Pennsylvania.

      Marshall Naify has been a director of the Company since April 1999. Mr. Naify has been the co-chairman of the board of directors of Todd AO Corporation, a large entertainment post-production studio since 1996. Between 1990 and 1996 Mr. Naify was the chairman of the Board of Directors of Todd AO Corporation. Since 1990 Mr. Naify has also been the owner of 505 Farms, a thoroughbred-racing stable in Kentucky and California. Between the early 1960's and 1986 Mr. Naify was the chairman of the board of United Artists Communications, a worldwide theater operation with over 2,500 screens.

      The Company formed an audit committee in June 1999. The members of the audit committee are Barry Duggan and Philip E. Pearce.

Executive Compensation

      The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of Amiga and (ii) by each other executive officer of Amiga who received in excess of $100,000 during the fiscal year ended June 30, 1998.

                                                   Other      Re-
                                                   Annual     stricted
                                                   Compen-    Stock      Options
     Name and         Fiscal             Bonus     sation     Awards     Granted
Principal Position     Year    Salary     (2)        (3)        (4)         (5)
------------------    ------   ------    -----     -------    --------   -------

Ian C. Hand 1998        (1)      --        --     1,000,000              300,000
 Chief Executive
  Officer

(1) The dollar value of base salary (cash and non-cash) received. During the year ended June 30, 1998 this person was compensated for services provided to Amiga through Novus Telecom Group. See "Transaction with Related Parties" for further information concerning Amiga's agreement with Novus Telecom Group.

(2)   The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) During the year ending June 30, 1998, the shares of Amiga's common stock issued as compensation for services to Novus Telecom Group, an affiliate of Mr. Robertson.

      The table below shows the number of shares of Amiga's Common Stock owned by the officers listed above, and the value of such shares as of June 30, 1998.

      Name                           Shares                          Value
      ----                           ------                          -----

      Ian C. Hand                       *                              *

* Mr. Hand has a beneficial interest in 1,000,000 shares held by Novus Telecom Group. See "Transactions with Related Parties" below.

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the year ending June 30, 1998.

Proposed Compensation

The following table shows the amount which Amiga expects to pay its executive officers during the year ending June 30, 1999 and the time which Amiga's executive officers plan to devote to Amiga's business.

                               Proposed               Time to be devoted to
      Name                   Compensation                Amiga's Business
      ----                   ------------             ---------------------

Ian D. Robertson                   (1)                          25%
Ian C. Hand                        (1)                          25%
Harry Galekovich               $90,000                         100%
Donald Morrison                $90,000                         100%
Edward Clunn                   $65,000                         100%
Roney Haboosheh                    (1)                          25%

(1) Ian Robertson, Ian Hand, and Roney Haboosheh are compensated for services rendered through payments made by Amiga to Novus Telecom Group, Inc. See "Transactions with Related Parties" below.

Employment Agreements

      Amiga does not have any employment agreements with its executive officers, but intends in future to enter into such agreements with its senior executives

Long Term Incentive Plans - Awards in Last Fiscal Year

      None.

Employee Pension, Profit Sharing or Other Retirement Plans

      Amiga does not have a defined benefit, pension plan, profit sharing or other retirement plan, although Amiga may adopt one or more of such plans in the future.

Compensation of Directors

      At present Amiga does not pay its directors for attending meetings of the Board of Directors, although Amiga expects to adopt a director compensation policy in the future. Amiga has no standard arrangement pursuant to which directors of Amiga are compensated for any services provided as a director or for committee participation or special assignments.

      See " Stock Option and Bonus Plans" below for information concerning stock options and stock bonuses granted to Amiga's directors. Except as disclosed elsewhere in this prospectus no director of Amiga received any form of compensation from Amiga during the year ended June 30, 1998.

Stock Option and Bonus Plans

      Amiga has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan.

      The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of Amiga's Common Stock. The Incentive Stock Option Plan became effective on December 1, 1998 and will remain in effect until December 1, 2008, unless terminated earlier by action of the Board of Directors. Only officers and employees of Amiga may be granted options pursuant to the Incentive Stock Option Plan.

      In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1. Options granted pursuant to the Plan must be exercised no later than:

            (a) The expiration of thirty (30) days after the date on which an option holder's employment by Amiga is terminated.

            b) The expiration of one year after the date on which an option holder's employment by Amiga is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of Amiga, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of Amiga may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning Amiga's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.

      The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 3,000,000 shares of Amiga's Common Stock. The Non-Qualified Stock Option Plan became effective on December 1, 1998 and will remain in effect until December 1, 2008, unless terminated earlier by the Board of Directors. Amiga's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The exercise price for each option granted pursuant to this Plan is determined by Amiga's Board of Directors at the time of grant.

Stock Bonus Plan.

      Up to 1,000,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, Amiga's employees, directors, officers, consultants and advisors are eligible to receive a grant of Amiga's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.

      The Plans are administered by Amiga's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Amiga or the period of time a non-employee must provide services to Amiga. At the time an employee ceases working for Amiga (or at the time a non-employee ceases to perform services for Amiga), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of Amiga's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of Amiga may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of Amiga's capital stock or a consolidation or merger of Amiga; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      Any options granted under the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan must be granted before November 15, 2008. Any shares granted pursuant to the Stock Bonus Plan must be issued prior to November 15, 2008. The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary

      The following sets forth certain information as of May 31, 1999, concerning the stock options granted by Amiga. Each option represents the right to purchase one share of Amiga's Common Stock.

                                         Shares Issuable Upon Exercise of
                                            Options Granted Pursuant to
                                  ----------------------------------------------
                                  Incentive Stock                Non-Qualified
      Name                          Option Plan                Stock Option Plan
      ----                        ---------------              -----------------

      Ian D. Robertson                                               300,000
      Ian C. Hand                                                    300,000
      Harry Galekovitch               200,000                             --
      Donald Morrison                                                300,000
      Edward Clunn                                                   100,000
      Roney Haboosheh                                                 40,000
      Barry Dugan                                                    200,000
      Philip Edwards Pearce                                          150,000
      Others                          550,000                      1,105,000
                                      -------                      ---------

                                      750,000                      2,495,000
                                      =======                      =========

      All of the foregoing options are exercisable at $0.50 per share, expire on

December 1, 2001, and are exercisable as follows:

- 25% of the options will be exercisable three months after Amiga's common stock begins trading in the public market.
- 25% of the options will be exercisable six months after Amiga's common stock begins trading in the public market.
- 25% of the options will be exercisable nine months after Amiga's common stock begins trading in the public market.
- 25% of the options will be exercisable twelve months after Amiga's common stock begins trading in the public market.

      Notwithstanding the above, Amiga's officers, directors and certain shareholders who collectively own 6,424,444 shares of Amiga's common stock have agreed that they will not sell their shares of Amiga's common stock, or any shares acquired upon the exercise of any options until certain conditions occur. See "Underwriting" for further information regarding these resale restrictions.

                       Total           Shares                         Remaining
                       Shares       Reserved for        Shares         Options/
                      Reserved      Outstanding        Issued As       Shares
Name of Plan         Under Plan       Options         Stock Bonus     Under Plan
------------         ----------     ------------      -----------     ----------

Incentive Stock
 Option Plan          1,000,000         750,000            N/A          250,000
Non-Qualified
Stock Option
  Plan                3,000,000       2,495,000            N/A          505,000
Stock Bonus Plan      1,000,000             N/A         15,000          985,000

Transactions with Related Parties

      On May 15, 1998 Amiga sold 6,901,944 shares of common stock to twenty-three persons for $690 in cash and issued 1,000,000 shares of common stock for services rendered. As part of these transactions Amiga issued shares of its common stock to the following officers, directors and affiliated parties.

Name                                Number of Shares            Consideration
----                                ----------------            -------------

Novus Telecom Group, Inc.             1,000,000(1)            Services Rendered

Donald Morrison                         400,000(2)                    $40

(1) Novus Telecom Group, Inc. is controlled by a number of persons, including Ian Robertson, Ian Hand and Barry Duggan, who are officers and directors of Amiga, and such persons are deemed to be the beneficial owners of these shares. See "Agreement with Novus Telecom Group" below

(2) Shares are registered in the name of Bojangles Enterprises Ltd., a company controlled by Mr. Morrison.

Agreement with Novus Telecom Group: Effective April 15, 1998 Amiga entered into a management agreement with Canadian Digital Network, Inc., d/b/a Novus Telecom Group, Inc. whereby Novus agreed to manage the day-to-day operations of Amiga and to pay for the services of Ian Hand, Ian Robertson, , Barry Duggan, Roney Haboosheh, , and certain other support personnel. In consideration for these services Amiga agreed to issue 1,000,000 shares of its common stock to Novus, pay Novus $20,000 per month, and grant persons designated by Novus options to purchase 1,000,000 shares of Amiga's common stock. Of the 2,500,000 options which have been issued pursuant to Amiga's Non-Qualified Stock Option Plan, 1,000,000 options were granted by virtue of the assignment of Novus' rights to these options. The management agreement between Amiga and Novus expires on April 15, 2000.

The officers, directors and controlling shareholders of Novus are:

                                                            Percentage ownership
      Name                          Position                      in Novus
      ----                          --------                --------------------

Ian Robertson      President and a Director                          27%

Ian Hand           Executive Vice President and a Director           11%

Barry Duggan       Vice President and a Director                      6%

Donato Iannucci    Vice President and a Director                     14%

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of May 31,1999, information with respect to the only persons owning beneficially 5% or more of the outstanding Common Stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group both before and after this Offering. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

                                                           Percent of Class
                                                           ----------------
                                  Shares               Before         After
Name and Address                 Owned(1)             Offering      Offering(2)
----------------                 --------             --------      -----------


Ian Robertson                          (3)               --             --
750 Anderson Cres
West Vancouver, B.C
Canada V7T 1S5

Ian Hand                               (3)               --             --
3633 W. 7th Ave
Vancouver, B.C
Canada V6R 1W5

Harry Galekovich                       --                --             --
5511 SouthEast 15th Street
Vancouver, WA 98683

Edward M. Clunn                        --                --             --
2770-555 W. Hastings Street
Vancouver, British Columbia
Canada V6B 4N5

Donald Morrison                   400,000(4)            3.9%           3.6%
4036 W. 12th Ave
Vancouver, B.C
Canada V6R 2P3

Roney Haboosheh                        --                --             --
1177 W. Hastings Street
Suite 2350
Vancouver, B.C
Canada V6E 2K3

Barry F. Duggan                        (3)               --             --
5450 Cypress Street
Vancouver, B.C
Canada V6M 3R4

Philip Edwards Pearce                  --                --             --
6624 Glenleaf Court
Charlotte, N.C. 28270

Marshall Naify                         (5)               --             --
72 Golden Gate Avenue
San Francisco, CA 94102

Novus Telecom Group, Inc.       1,000,000(3)            9.8%           8.9%
1177 W. Hastings Street
Suite 2350
Vancouver, B.C
Canada V6E 2K3

Acadia Capital Corp.            1,812,444              17.7%          16.1%
McLean Building
P.O. Box 62
2001 Leeward Highway
Provendiciales
Turks & Caicos Islands, BWI

327 Teak Enterprises              840,000               8.2%           7.5%
23 Regent St., P.O. Box 63
Belize City, Belize

All officers and directors      1,400,000              13.7%          12.5%
as a group (8 persons)

(1) Excludes shares issuable upon the exercise of options granted to the following persons:

         Name                                     Shares Subject to Option
         ----                                     ------------------------

         Ian D. Robertson                                  300,000
         Ian Hand                                          300,000
         Harry Galekovich                                  200,000
         Donald Morrison                                   300,000
         Edward Clunn                                      100,000
         Roney Haboosheh                                    40,000
         Barry Duggan                                      200,000
         Philip Edwards Pearce                             150,000

(2) Excludes any shares issuable upon (i) the exercise of the Underwriters' over-allotment option (ii) the exercise of the Warrants (including as part of the Units) or (iii) upon the exercise of any other warrants or options granted by Amiga. See "Dilution and Comparative Share Data".

(3) Ian Robertson, Ian Hand and Barry Duggan are affiliates of Novus Telecom Group, Inc. and may be deemed the beneficial owners of the 1,000,000 shares owned by Novus.

(4) Shares are registered in the name of Bojangles Enterprises Ltd., a company controlled by Mr. Morrison.

(5) Marshall Naify owns shares of Amiga's preferred shock and warrants which collectively entitle Mr. Naify to receive 1,425,000 shares of Amiga's common stock. See "Selling Shareholders."

Officers, directors and certain shareholders who collectively own 6,424,444 shares of Amiga's common stock have agreed not to sell their shares of Amiga's common stock, or any shares they may acquire upon the exercise of any options, until certain conditions occur. See "Underwriting" for further information concerning these resale restrictions.

                                  UNDERWRITING

General

      The units will be offered to the public through underwriters. Westport Resources Investment Services, Inc. is acting as the managing underwriter and as the representative of the other underwriters.

      Amiga has entered into an underwriting agreement with Westport and the underwriters listed below with respect to this offering. Amiga has agreed to sell to the underwriters, less the underwriting commission of 10%, the units offered by this prospectus.

      The underwriters named below, have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from Amiga, on a "firm commitment basis", the respective number of units set forth opposite their names below. The underwriters are committed to take and pay for all the units underwritten by them and offered hereby if any are taken.

                       Underwriter                          Number of Units
                       -----------                          ---------------

      Westport Resources Investment Services, Inc.

      TOTAL

      The underwriters have advised Amiga that they propose to offer the units to the public initially at the price set forth on the cover page of the Prospectus.

      The shares of common stock and warrants comprising the units may be separated from the units and may trade as separate securities immediately.

      There has been no previous market for any of Amiga's securities. The major factors considered by Amiga and Westport in determining the public offering price of the Units, in addition to prevailing market conditions, were Amiga's operating history, estimates of the business potential and earnings prospects of Amiga, the present state of Amiga's development and an assessment of Amiga's management, as well as consideration of the above factors in relation to market valuations of comparable companies.

      Amiga has granted an option to the Underwriters, exercisable within 45 days from the date of this Prospectus, to purchase up to 150,000 additional Units at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this right only for the purpose of covering over-allotments, if any, made in connection with the sale of the 1,000,000 Units offered. To the extent that the Underwriters exercise such option, the Underwriters will have a firm commitment to purchase the optioned Units.

      To the extent this over-allotment option is exercised in full the total amount of the offering will be $6,325,000, the underwriting commissions will be $632,500 and the proceeds to Amiga, after payment of the underwriters' non-accountable expense allowance and the estimated expenses of this offering, will be $5,402,750.

      Amiga also has agreed to pay Westport a non-accountable expense allowance in the amount of 3% of the gross proceeds from the sale of the Units, including the Units sold to the Underwriters pursuant to the over-allotment option. The Underwriters will bear all expenses in excess of that amount. To the extent the actual expenses of the Underwriters are less than the non-accountable expense allowance, the difference may constitute additional compensation to the Underwriters. As of the date of this Prospectus, Amiga had advanced the Representative $25,000 toward the non-accountable expense allowance.

      Upon the completion of this offering, Westport will be issued, for a nominal sum, warrants to purchase up to 200,000 shares of Amiga's Common Stock.

      The Underwriters may offer the Units through other dealers (the "Selected Dealers") who are members of the National Association of Securities Dealers, Inc. at the initial public offering price less a concession of $ per Unit. The Underwriters may allow and such dealers may re-allow a concession not in excess of $ per Unit to other brokers and dealers. The Underwriters and the Selected Dealers will not sell any of the Units to any account over which they have discretionary authority, without the express consent of the account holder.

      In connection with this offering, some underwriters may engage in passive market making transactions in Amiga's common stock in accordance with Rule 103 of Regulation M. Further, the underwriters' selling group members and their respective affiliates may engage in transaction that stabilize, maintain or otherwise affect the market price of Amiga's common stock. These transactions may include stabilization transactions permitted by Rule 104 of Regulation M, under which persons may bid for or purchase shares to stabilize the market price. The underwriters may also create a "short position" for their own account by selling more shares in the offering than they are committed to purchase, and in that case they may purchase shares in the open market after this offering is completed to cover all or a part of their short position. The underwriters may also cover all or a portion of their short position, up to 150,000 shares, by exercising their over-allotment option described above.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of Amiga's common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

      Amiga's officers, directors and certain shareholders, who collectively own 6,424,444 shares of Amiga's common stock, have agreed that they will not sell their shares of Amiga's common stock, or any shares they may acquire upon the exercise of any options, without the consent of Westport until the first to occur of the following:

(i) the date the bid price of Amiga's common stock, adjusted for any splits, trades at or above $10.00 for 20 consecutive trading days

(ii) after 18 months from the date of closing of this Offering, the date the bid price the price of Amiga's common stock, adjusted for any splits, trades at or above $7.50 for 20 consecutive days or

(iii) 24 months from the date of the closing of this Offering.

      Although it has no legal obligation to do so, the Representative has indicated that from time to time it may become a market-maker and otherwise effect transactions in Amiga's securities.

      The Agreement further provides for indemnification by Amiga of and contribution by Amiga to each of the Underwriters, and persons who may be deemed to control each of the Underwriters, with respect to certain liabilities, including civil liabilities under the Act.

      Amiga has agreed that the Representative shall have the right, immediately after the completion of this offering and during the one year period thereafter, to select a member to Amiga's Board of Directors. The Representative has not selected its nominee to the Board of Directors.

Westport Warrants

      Amiga has agreed to sell to Westport, for $100, warrants to purchase up to 100,000 shares of common stock at a price of $6.12 per share and warrants to purchase 100,000 shares of common stock at a price of $9.60 per share. Westport's warrants are exercisable for a period of four years commencing one year after the date of this Prospectus.

      The Representative's Warrants contain provisions for adjustment of the exercise price to prevent dilution upon the occurrence of certain events. The Representative's Warrants will be non-transferable for a period of one year from the date of this Prospectus except to officers of the Representative, other underwriters, selected dealers, or their respective officers or partners. The holders of the Representative's Warrants will have no voting, dividend or other rights of shareholders of Amiga until such time as the Representative's Warrants are exercised. Any gain from the sale of the Representative's Warrants or the securities issuable upon exercise thereof may be deemed to be additional underwriting compensation.

      At the request of a majority of the holders of the Representative's Warrants and/or underlying securities during the four year period commencing one year after the date of this Prospectus, Amiga has agreed to file, at its expense and on one occasion, and to use its best efforts to cause to become effective, a new registration statement or prospectus required to permit the public sale of the securities underlying the Representative's Warrants. In addition, if at any time during the four year period commencing one year after the date of this Prospectus, Amiga registers any of its securities, the holders of the Representative's Warrants will have the right, subject to certain conditions, to include in such registration statement at Amiga's expense, all or any part of the securities underlying the Representative's Warrants.

      A new registration statement will be required to be filed and declared effective before distribution to the public of the securities underlying the Representative's Warrants. Amiga will be responsible for the cost of preparing such a registration statement.

      For the life of the Representative's Warrants, the holders are given the opportunity to profit from a rise in the market price of Amiga's securities, with a resultant dilution in the interest of existing shareholders. In addition, the terms on which Amiga could obtain additional capital may be adversely affected, and the Representative's Warrants may be exercised at a time when Amiga would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Representative's Warrants. The Representative and its transferees may be deemed to be "underwriters" under the Securities Act with respect to the sale of Units, Common Shares and Warrants to be received upon exercise of the Warrants, and any profit realized upon such sale may be deemed to be additional underwriting compensation.

      The foregoing is a summary, which does not purport to be complete, of the principal terms of the Agreement. Reference is made to copies of the Agreement and form of Representative's Warrant which are on file with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus forms a part. See "Additional Information".

                               SELLING SHAREHOLDER

      In May 1999 Amiga issued 250,000 shares of its common stock to Steven Heard for services rendered. By means of this prospectus Mr. Heard is offering to sell 150,000 of these shares.

      Mr. Heard is sometimes referred to in this prospectus as the selling shareholder. Amiga will not receive any proceeds from the sale of the shares by the Mr. Heard. If all 150,000 shares offered my Mr. Heard are sold, Mr. Heard will own 100,000 shares (or less that 1%) of the Company's outstanding common stock.

      Mr. Heard's shares of common stock may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. Brokers or dealers may receive commissions or discounts from the Mr. Heard in amounts to be negotiated. Brokers or dealers engaged by the Mr. Heard may arrange for other brokers or dealers to participate, in sales of the common stock offered by Mr. Heard.

      The costs of registering the shares offered by Mr. Heard are being paid by Amiga. Mr. Heard will pay all other costs of the sale of the shares offered by them.

      Mr. Heard and any broker/dealers who act in connection with the sale of the shares offered by Mr. Heard may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Amiga has advised the Mr. Heard that he and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Amiga has also advised the Mr. Heard that in the event of a "distribution" of the shares owned by the Mr. Heard, Mr. Heard, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Amiga has also advised the Mr. Heard that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Units

      Each Unit consists of one share of Common Stock and one Warrant. The shares of Common Stock and the Warrants comprising the Units will be immediately detachable and separately transferable commencing on the date of this Prospectus.

Common Stock

      Amiga is authorized to issue 30,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of Amiga's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by Amiga. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      Amiga is authorized to issue up to 5,000,000 shares of Preferred Stock. Amiga's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of Amiga.

      In April and May, 1999 Amiga raised $3,000,000 from the sale of 15,000 shares of Amiga's Series A Preferred Stock and 750,000 warrants. Each Preferred Share is convertible into 100 shares of Amiga's Common Stock. Each warrant allows the holder to purchase one additional share of Amiga's Common Stock for $5.00 at any time during the period six months after the date of this prospectus. Promptly after the completion of this offering Amiga has agreed to register for public sale the shares issuable upon the conversion of the preferred stock and/or the exercise of the warrants.

Warrants

      The warrants (included as a component of the units) will be issued in registered form under, and subject to the terms of, a warrant agreement dated as of the effective date of this offering between Amiga and Oxford Transfer and Registrar, Inc. as warrant agent. The following statements are brief summaries of certain provisions of the warrant agreement and are subject to the provisions the warrant agreement , to which reference is made for a complete statement of such provisions. Amiga has authorized the issuance of 1,150,000 Warrants, including 150,000 Warrants representing the Underwriters' over-allotment option. Amiga has reserved an equivalent number of shares of Common Stock for issuance upon exercise of the Warrants. The Warrants will be detachable and separately transferable from the Common Stock included in the Units commencing on the date of this Prospectus.

      Each Warrant entitles the holder to purchase one additional share of Amiga's Common Stock at a price of $8.00 during a period ending two years after the date of this prospectus.

      Notwithstanding the exercise period applicable to the Warrants, no Warrant may be exercised unless Amiga has in effect a current registration statement covering the shares underlying the Warrants. Although Amiga has registered the shares of Common Stock issuable upon the exercise of the Warrants, no assurance can be given that Amiga will in fact maintain a current registration statement covering the shares underlying the Warrants, in which case the Warrants will expire and be of no value. It should also be noted that even if Amiga maintains a current registration statement covering the shares of Common Stock underlying the Warrants, Amiga may not, or may be unable to, register such Common Stock in each state in which a Warrant holder resides, in which case the Warrant may not be exercised by such Warrant holder. At the time the Warrants are available for exercise, Warrant holders may contact Amiga to determine the states in which the Warrants may be exercised.

      The Warrants will be immediately transferable. Holders of the Warrants may sell the Warrants if a market exists, rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.

      The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the discretion of Amiga's Board of Directors by giving each Warrant holder at least thirty (30) days notice of such decrease. Unless exercised within the time provided for exercise, the Warrants will automatically expire. The exercise period for the Warrants may be extended by Amiga's Board of Directors giving at least thirty
(30) days notice of such extension to each Warrant holder of record.

      There is no minimum number of shares which must be purchased upon exercise of the Warrants.

      The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, reorganizations, mergers, consolidations, and for issuances of Common Stock at a price below the exercise price of Warrants.

      The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of Amiga, holders of the Warrants will not be entitled to participate in the distribution of Amiga's assets.

      There are no present arrangements for payment to the Underwriters or any other person of any warrant solicitation fee in connection with the exercise of the Warrants. In no event will any compensation for the exercise of Warrants be paid within 12 months following the date of this Prospectus. If any warrant solicitation fees are to be paid thereafter, in no event will compensation be paid as a result of any transaction where the market price of the underlying security is lower than the exercise price of the Warrant, where the Warrant to be exercised is held in any discretionary account, where the exercise of a Warrant is in connection with an unsolicited transaction, or where disclosure of the compensation arrangements has not been made in documents provided to the Warrant holder at the time of exercise.

      No fractional shares will be issuable upon exercise of the Warrants. Amiga will pay to a Warrant holder, in lieu of any fractional share which is otherwise issuable, an amount in cash based on the market value of the share of Amiga's Common Stock on the last trading day prior to the exercise date.

      Warrants are generally more speculative than the Common Stock which is issuable upon the exercise of the Warrants. The percentage increase or decrease in the market price of a Warrant may to be greater than the percentage increase or decrease in the market price of the underlying common shares. A Warrant may become worthless, or of reduced value, if the market price of the Common Stock decreases, or increases only modestly, over the term of the Warrant.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to Amiga) to the Warrant Agent for the number of Warrants being exercised.

Transfer Agent

      Oxford Transfer and Registrar, Inc. is the transfer agent for Amiga's Common Stock and Warrants.

                                     EXPERTS

      The financial statements as of June 30, 1998 and for the period from July 25, 1997 to June 30, 1998 included in this prospectus have been audited by Ernst & Young LLP, independent auditors, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   LITIGATION

The Company is not involved in any legal proceedings.

                                  LEGAL MATTERS

      Hart & Trinen has acted as counsel to Amiga and has provided Amiga with its opinion that the securities offered by this Prospectus have been validly authorized and when sold in accordance with the terms described in this Prospectus will represent fully paid and non-assessable securities of Amiga.

      Certain legal matters will be passed upon for the Underwriters by William
M. Prifty, Esq.

                                 INDEMNIFICATION

      Amiga's Bylaws authorize indemnification of a director, officer, employee or agent of Amiga against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of

Amiga who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Amiga pursuant to the foregoing provisions, Amiga has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      Amiga has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement. For further information with respect to reference is made to the Registration Statement and to the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. This Registration Statement and the related exhibits may also be inspected at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission.

      Amiga does not file reports required by the Securities Exchange Act of 1934 with the Securities and Exchange Commission, although it will be required to file these reports following this Offering. Amiga plans to furnish annual reports to its shareholders, which will include audited financial statements. Amiga may also issue quarterly or other interim reports to its shareholders as it deems appropriate.

                        FINANCIAL STATEMENTS

                        AMIGA TELEPHONY
                        CORPORATION
                        (a development stage enterprise)

                        June 30, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Directors of
Amiga Telephony Corporation

We have audited the accompanying balance sheet of Amiga Telephony Corporation (a development stage enterprise) as of June 30, 1998, and the related statements of operations, stockholders' equity and cash flows from July 25, 1997 (date of incorporation) to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amiga Telephony Corporation (a development stage enterprise) at June 30, 1998, and the results of its operations and its cash flows from July 25, 1997 (date of incorporation) to June 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP
Vancouver, Canada,
July 20, 1998.                                             Chartered Accountants

Amiga Telephony Corporation
(a development stage enterprise)

                                  BALANCE SHEET
                           (expressed in U.S. dollars)

As of June 30

                                                                          1998
                                                                            $
--------------------------------------------------------------------------------
ASSETS
Current
Cash                                                                    242,614
Other receivable                                                          6,476
Prepaid expenses                                                         17,500
--------------------------------------------------------------------------------
Total current assets                                                    266,590
--------------------------------------------------------------------------------
Investment [note 3]                                                         175
Deposit [note 6]                                                         83,043
--------------------------------------------------------------------------------
                                                                        349,808
================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable                                                         10,242
--------------------------------------------------------------------------------
Total current liabilities                                                10,242
--------------------------------------------------------------------------------
Commitments [note 6]
Stockholders' equity
Share capital [note 3]
  Common stock - $0.0001 par value
   30,000,000 authorized, 8,970,000 issued and outstanding                  897
  Preferred stock - $0.0001 par value
   5,000,000 authorized                                                      --
Additional paid in capital                                              495,528
Deficit accumulated in the development stage                           (156,859)
--------------------------------------------------------------------------------
Total stockholders' equity                                              339,566
--------------------------------------------------------------------------------
                                                                        349,808
================================================================================

See accompanying notes

On behalf of the Board:

                        Director                      Director

Amiga Telephony Corporation
(a development stage enterprise)

                             STATEMENT OF OPERATIONS
                           (expressed in U.S. dollars)

                                                                  Period from
                                                                 July 25, 1997
                                                                   (date of
                                                               incorporation) to
                                                                   June 30,
                                                                     1998
                                                                       $
-------------------------------------------------------------------------
INCOME
Interest                                                              802
-------------------------------------------------------------------------

EXPENSES
Legal and audit                                                    30,121
Management and administration [note 5]                            110,200
Marketing                                                             986
Office expenses                                                       194
Bank charges                                                          208
Travel                                                             15,952
-------------------------------------------------------------------------
                                                                  157,661
-------------------------------------------------------------------------
Loss for period and deficit, end of period                       (156,859)
=========================================================================

See accompanying notes

Amiga Telephony Corporation
(a development stage enterprise)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                          (expressed in U.S. dollars)

                                       Common stock
                                       ------------           Additional
                              Number                            Paid in     Accumulated
                             of shares            Amount       capital       deficit         Total
                                 #                   $            $             $              $
----------------------------------------------------------------------------------------------------
Issuance of common shares      19,070,000          1,907        495,528            --        497,435

Repurchase of common shares   (10,100,000)        (1,010)            --            --         (1,010)

Loss                                   --             --             --      (156,859)      (156,859)
----------------------------------------------------------------------------------------------------
Balance, June 30, 1998          8,970,000            897        495,528      (156,859)       339,566
====================================================================================================

See accompanying notes

Amiga Telephony Corporation
(a development stage enterprise)

                             STATEMENT OF CASH FLOWS
                           (expressed in U.S. dollars)

                                                                 Period from
                                                                July 25, 1997
                                                                  (date of
                                                              incorporation) to
                                                                  June 30,
                                                                    1998
                                                                      $
----------------------------------------------------------------------------

OPERATING ACTIVITIES
Loss for period                                                    (156,859)
Changes in non-cash working capital                                 (13,734)
----------------------------------------------------------------------------
Net cash used in operating activities                              (170,593)
----------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from share issuances                                       496,425
----------------------------------------------------------------------------
Net cash provided by financing activities                           496,425
----------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of investment [note 3]                                        (175)
Deposit                                                             (83,043)
----------------------------------------------------------------------------
Net cash used in investing activities                               (83,218)
----------------------------------------------------------------------------

Net change in cash during the period and cash,
  end of period                                                     242,614
----------------------------------------------------------------------------

See accompanying notes

Amiga Telephony Corporation
(a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           (expressed in U.S. dollars)

June 30, 1998

1. DESCRIPTION OF BUSINESS

Amiga Telephony Corporation (the "Company") was incorporated under the laws of the State of Delaware, USA on July 25, 1997 with nominal share capital under the name of PRR Inc. On August 25, 1997 PRR Inc. merged with Power Research Incorporated, a company with negligible net assets, and changed its name to Power Research Incorporated. On January 15, 1998, the Company's name was changed to Fortunet Technologies Inc. and then changed to Amiga Telephony Corporation on May 11, 1998. The Company is developing an internet telephony network. Activities through June 30, 1998 include the organization of the Company and the raising of equity capital.

2. ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates.

Investment

The Company's investment in Century International Ventures, Ltd., a company incorporated under the laws of the State of Colorado, is recorded at cost.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

Foreign currency translation

The Company follows the temporal method of accounting for the translation of foreign currency amounts into U.S. dollars. Under this method all monetary assets and liabilities, expressed in foreign currencies, are translated at the rate of exchange prevailing at year end. Non-monetary assets and liabilities are translated at the rate of exchange prevailing on the date of the translation.

Gains and losses arising on foreign currency translation are included in income.

Amiga Telephony Corporation
(a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           (expressed in U.S. dollars)

June 30, 1998

3. SHARE STOCK

[i] Authorized

The authorized capital of the Company consists of 30,000,000 common shares with $.0001 par value, and 5,000,000 Class A preferred shares with $.0001 par value.

[ii] Issued

                                                                    Number
                                                                   of Shares      Amount
                                                                       #             $
-------------------------------------------------------------------------------------------
For cash consideration:
  Issuance of common shares at $.10 per share on incorporation           100              1
  Issuance of common shares at $.0001 per share                   11,001,944          1,100
  Issuance of common shares at $.00012 per share                   4,600,000            460
  Issuance of common shares at $.50 per share                        992,500             99
  Repurchase of common shares at $.0001 per share                (10,100,000)        (1,010)
Issuance of common shares on merger with PRR, Inc.                 1,475,456            147
Issuance of common shares pursuant to management
  services agreement with Novus Telecom Group Inc. [note 5]        1,000,000            100
-------------------------------------------------------------------------------------------
Balance at June 30, 1998                                           8,970,000            897
===========================================================================================

During the period ended June 30, 1998, the Company issued common shares for consideration greater than the par value of $.0001 per share. The excess of the consideration received over the par value of the shares issued in the amount of $495,528 has been allocated to additional paid in capital.

On August 25, 1997, the Company issued 1,475,456 common shares in exchange for the issued and outstanding common shares of PRR, Inc. which was merged into the Company. At the date of merger, PRR, Inc.'s net assets comprised cash of $5,000 and a $175 investment in Century International Ventures, Ltd.

Amiga Telephony Corporation
(a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           (expressed in U.S. dollars)

June 30, 1998

3. SHARE STOCK (cont'd.)

[iii] Commitments to issue options

[a] Pursuant to the management services agreement with Novus Telecom Group Inc. ("Novus"), a company related through common directors, dated April 15, 1998 [see note 5], the Company is committed to grant 1,000,000 options to purchase 1,000,000 common shares at an exercise price to be determined at a later date, to officers, employees, consultants or service providers of Novus as determined by its board of directors.

[b] Pursuant to a consulting agreement dated May 11, 1998, the Company is committed to grant 50,000 options to acquire 50,000 common shares at an exercise price to be determined at a later date upon the creation of a stock option plan.

4. INCOME TAXES

The Company has non-capital loss carryforwards of approximately $150,000 which will expire in 2005.

A valuation allowance has been recognized to offset deferred tax assets totaling approximately $68,000 arising from non-capital loss carryforwards for which realization is uncertain.

5. RELATED PARTY TRANSACTIONS

Management services fees totaling $72,500 were paid to companies, including Novus, related through common directors.

Amiga Telephony Corporation
(a development stage enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                           (expressed in U.S. dollars)

June 30, 1998

6. COMMITMENTS

[i]   The Company is obligated to make payments for management services [see note 5] under management and consulting agreements as follows:

                                                                            $
      --------------------------------------------------------------------------
      1999                                                               272,000
      2000                                                               190,000
      --------------------------------------------------------------------------
                                                                         362,000
      ==========================================================================

[ii] On May 15, 1998, the Company agreed to purchase $332,171 of equipment and software. Complete delivery and installation is expected in September, 1998. The Company has paid a deposit of $83,043 in respect of this purchase.

7. SUBSEQUENT EVENTS

Subsequent to June 30, 1998, the Company received a subscription for 30,000 of the Company's common shares for gross proceeds of $15,000.

AMIGA TELEPHONY CORPORATION
(a development stage enterprise)
BALANCE SHEET
As of March 31, 1999
STATED IN US $ (Prepared by Management)
================================================================================

                                                                      31-Mar-99         30-Jun-98
                                                                    -----------------------------
                                                                     (Unaudited)
ASSETS

Current
Cash                                                                 $   891,638       $   242,614
Other receivables                                                         28,010             6,476
Prepaid expenses                                                           2,267            17,500
--------------------------------------------------------------------------------------------------
                                                                         921,915           266,590
Investment                                                                    --               175
Deposits                                                                  15,331            83,043
Deferred share issue costs                                                25,000                --
Capital assets (Note 3)                                                  192,365                --
--------------------------------------------------------------------------------------------------
                                                                     $ 1,154,611       $   349,808
==================================================================================================

LIABILITIES

Current
Accounts payable                                                     $    75,659       $    10,242
--------------------------------------------------------------------------------------------------
Commitments (Note 7)
Stockholders' equity Share capital (Note 4)
   Common Shares - $0.0001 par value
        30,000,000 authorized; 9,962,000 issued and outstanding              996               897
   Preferred shares - non-voting, non-cumulative, convertible with $0.0001 par value
        5,000,000 authorized; 5,000 issued and outstanding                     1                --
Additional paid-in capital                                             1,842,929           495,528
Stock based compensation                                                  15,000                --
Deficit accumulated in the development stage                            (779,974)         (156,859)
--------------------------------------------------------------------------------------------------
                                                                       1,078,952           339,566
--------------------------------------------------------------------------------------------------
                                                                     $ 1,154,611       $   349,808
==================================================================================================

AMIGA TELEPHONY CORPORATION
(a development stage enterprise)
Statement of Operations
For 9 months ended March 31, 1999
STATED IN US $ (Prepared by Management)
================================================================================

                                                                                   Period from 25-
                                                                                   Jul-97 (date of
                                              Nine Months        Nine Months        incorporation)
                                             Ending 31-Mar-99   Ending 31-Mar-98    to 31-Mar-99
                                             -----------------------------------------------------
                                              (Unaudited)       (Unaudited)           (Unaudited)
INCOME
   Interest Income                             $   2,600         $      --             $   3,402

EXPENSES
   Depreciation                                $  38,061         $      --             $  38,061
   Legal & Audit                                  51,378                --                81,499
   Management & Administration                   346,724                --               456,924
   Marketing                                      37,794                --                38,780
   Bank charges                                    2,735                --                 2,943
   Office Expenses                                39,716                --                39,910
   Stock based compensation                       15,000                --                15,000
   Travel                                         32,621                --                48,573
   Write-down of vendor deposits (Note 8)         61,511                --                61,511
   Write-off investment                              175                --                   175
------------------------------------------------------------------------------------------------
                                                 625,715                --               783,376
------------------------------------------------------------------------------------------------

LOSS FOR PERIOD                                 (623,115)               --              (779,974)

DEFICIT, BEGINNING OF PERIOD                    (156,859)               --                    --
------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                         $(779,974)        $      --             $(779,974)
================================================================================================

AMIGA TELEPHONY CORPORATION
(a development stage enterprise)
STATEMENT OF CASH FLOWS
For 9 months ended March 31, 1999
STATED IN US $ (Prepared by Management)
================================================================================

                                                                                   Period from 25-
                                                                                   Jul-97 (date of
                                              Nine Months        Nine Months        incorporation)
                                             Ending 31-Mar-99   Ending 31-Mar-98    to 31-Mar-99
                                             -----------------------------------------------------
                                              (Unaudited)       (Unaudited)           (Unaudited)
OPERATING ACTIVITIES
   Loss for period                              $  (623,115)     $   --                $  (779,974)
   Items not involving cash
     Amortization                                    38,061          --                     38,061
     Stock based compensation                        15,000          --                     15,000
     Write-off investment                               175          --                        175
   Changes in non-cash operating
     working capital                                 59,116          --                     45,382
--------------------------------------------------------------------------------------------------
   Net cash used in operations                     (510,763)         --                   (681,356)
--------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Purchases of capital assets                     (230,426)         --                   (230,426)
   Deposit                                           42,712          --                    (40,331)
--------------------------------------------------------------------------------------------------
   Net cash used in investing activities           (187,714)         --                   (270,757)
--------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Proceeds from issuance of share capital        1,347,501          --                  1,843,751
--------------------------------------------------------------------------------------------------
   Net cash provided by financing activities      1,347,501          --                  1,843,751
--------------------------------------------------------------------------------------------------

NET CASH INFLOW                                     649,024          --                    891,638

CASH, BEGINNING OF THE PERIOD                       242,614          --                         --
--------------------------------------------------------------------------------------------------
CASH, END OF THE PERIOD                         $   891,638      $   --                $   891,638
==================================================================================================

AMIGA TELEPHONY CORPORATION
(a development stage enterprise)

STATEMENT OF STOCKHOLDERS' EQUITY
STATED IN US $ (Prepared by Management)
================================================================================

                                Common Stock

                                 Number of                             Paid in       Stock based       Accumulated
                                  shares            Amount             capital       compensation        deficit            Total
                                    #                 $                   $                $                $                  $
                                 ---------------------------------------------------------------------------------------------------
Issuance of common stock         19,070,000             1,907           495,528               --               --       $   497,435

Repurchase of common stock      (10,100,000)           (1,010)               --               --               --       $    (1,010)

Loss                                     --                --                --               --         (156,859)      $  (156,859)

------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998            8,970,000       $       897       $   495,528               --      $  (156,859)      $   339,566
------------------------------------------------------------------------------------------------------------------------------------
(Unaudited)
Issuance of common stock            992,000                99           447,402               --               --       $   447,501

Stock based compensation                 --                --                --           15,000               --       $    15,000

Loss                                     --                --                --               --         (608,115)      $  (608,115)

------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999           9,962,000       $       996       $   942,930      $    15,000      $  (764,974)      $   193,952
------------------------------------------------------------------------------------------------------------------------------------

                              Preferred Shares

                                 Number of                             Paid in       Stock based       Accumulated
                                  shares            Amount             capital       compensation        deficit            Total
                                    #                 $                   $                $                $                  $
                                 ---------------------------------------------------------------------------------------------------
Issuance of preferred shares             --                --                --               --               --          $     --

------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998                   --          $     --          $     --              $--              $--          $     --
------------------------------------------------------------------------------------------------------------------------------------
(Unaudited)
Issuance of Class
  A preferred shares                  5,000                 1           899,999               --               --          $900,000

------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999               5,000          $      1          $899,999              $--              $--          $900,000
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

1. DESCRIPTION OF BUSINESS

Amiga Telephony Corporation (the "Company") was incorporated under the laws of the State of Delaware, USA on July 25, 1997 with nominal share capital under the name of PRR Inc. On August 25, 1997 PRR Inc. merged with Power Research Incorporated, a company with negligible net assets, and changed its name to Power Research Incorporated. On January 15, 1998, the Company changed its name to Fortunet Technologies Inc. and then changed to Amiga Telephony Corporation on May 11, 1998. The Company is developing a facilities-based internet telephony network consisting of computerized IP telephone gateways and other IP network equipment. Activities through March 31, 1999, include the organization of the Company, the raising of seed equity capital, and the development of the Company's business plan.

2. ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles that are generally accepted in the United States. Because a precise determination of many assets and liabilities depends on future events, the preparation of financial statements necessarily involves the use of management's estimates and approximations. Actual results could differ from those estimates.

Capital assets

Capital assets are recorded at cost and amortized over their useful lives on a straight-line basis on the following basis;

      Computer equipment            3 years
      Furniture and fixtures        5 years

Foreign currency translation

The US dollar is used as the reporting currency in these financial statements. Assets and liabilities of the Company are translated into US dollars using current exchange rates in effect at the balance sheet date and income and expense accounts are translated using the weighted average exchange rate during the period. Exchange gains and losses are included in the determination of net income in the period incurred.

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

2. ACCOUNTING POLICIES (cont'd)

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance in respect of amounts considered by management to be less likely than not of realization in future periods.

Stock-based compensation

The Company accounts for stock-based compensation based on the provision of Accounting Principles Board Opinion #25 whereby the intrinsic value of options granted is recorded at the measurement date. The Company has elected to only disclose the effects of the fair value method of accounting for stock options prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123.

3. CAPITAL ASSETS

      ----------------------------------------------------------------------
                                                Accumulated         Net Book
                                 Cost           Amortization          Value
      ----------------------------------------------------------------------
      Computer equipment      $217,469            $37,670          $179,799
      Furniture & fixtures      12,957                391            12,566
      ----------------------------------------------------------------------
      Total                    230,246             38,061           192,365
      ----------------------------------------------------------------------

4. SHARE CAPITAL

[i] Authorized

The authorized capital of the Company consists of 30,000,000 common shares with $.0001 par value, and 5,000,000 Class A preferred shares with $.0001 par value.

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

4. SHARE CAPITAL (cont'd)

Each Class A preferred share is non-voting and entitles the holder to a non-cumulative dividend of $15 per year. Additionally, each Class A preferred share is convertible into the number of common shares determined by dividing $200 by the lower of (1) $2.00 or (2) the offering price of the common shares which the Company plans to sell in its proposed public offering. The Class A preferred shares may be converted into common shares at any time after the first to occur of (1) three months after the effective date of the Company's proposed public offering or (2) if the effective date of the proposed public offering is not before August 31, 1999, at any time after August 31, 1999.

[ii] Issued

Common Shares                                                           Number         Amount
                                                                      of Shares          $
----------------------------------------------------------------------------------------------
For cash consideration:
   Issuance of common shares at $.01 per share on organization              100              1
   Issuance of common shares at $.0001 per share                     11,001,944          1,100
   Issuance of common shares at $.00012 per share                     4,600,000            460
   Issuance of common shares at $.50 per share                          992,500             99
   Repurchase of common shares at $.0001 per share                  (10,100,000)        (1,010)
Issuance of common shares on merger with PRR, Inc.                    1,475,456            147
Issuance of common shares pursuant to management
   services agreement with Novus Telecom Group Inc. [note 6]          1,000,000            100
----------------------------------------------------------------------------------------------
Balance at June 30, 1998                                              8,970,000            897
For cash consideration:
   Issuance of common shares at $.50 per share                          980,000             98
Issuance of common shares pursuant to management
    services agreement                                                   12,000              1
----------------------------------------------------------------------------------------------
Balance at March 31, 1999                                             9,962,000            996
==============================================================================================

Class A Preferred Shares

For cash consideration:
   Issuance of preferred shares at $200 per share                         5,000              1
----------------------------------------------------------------------------------------------
Balance at March 31, 1999                                                 5,000              1
==============================================================================================

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

4. SHARE CAPITAL (cont'd)

During the period to June 30, 1998, the Company issued 8,970,000 common shares for consideration greater than the par value of $.0001 per share. The excess of the consideration received over the par value of the shares issued in the amount of $495,528 has been allocated to additional paid in capital. During the nine months ended March 31, 1999, the Company issued 980,000 common shares for consideration greater than the par value of $.0001 per share. The excess of the consideration received over the par value of the shares issued in the amount of $447,402 has been allocated to additional paid in capital.

In February 1999, the Company initiated a private offering of a maximum of 15,000 units at a price of $200 per unit. Each unit is comprised of one Class A preferred share and fifty warrants to purchase common shares. Each warrant allows the holder to purchase 1 common share at a price equal to (1) the offering price of the common stock to be sold in the Company's proposed public offering or (2) if the effective date of the Company's proposed public offering is not before August 31, 1999, $2.00 per share. The warrants may be exercised
(1) at any time during the six month period beginning on the effective date of the Company's proposed public offering or (2) if the effective date of the Company's proposed public offering is not before August 31, 1999, at any time during the twelve month period beginning August 31, 1999. If by May 31, 2000 the Company's common shares have not been included in a Registration Statement which has been filed with the Securities and Exchange Commission then in lieu of exercising this warrant by paying the exercise price in cash, the holder may from time to time convert the warrant, in whole or in part, into a number of common shares determined by dividing the aggregate fair market value of the common shares minus the aggregate exercise price of the warrant by the fair market value of one common share.

At March 31, 1999, 5,000 units were issued for net proceeds of $900,000. The excess of the consideration over par value of $899,999 has been allocated to additional paid in capital.

On August 25, 1997, the Company issued 1,475,456 common shares in exchange for the issued and outstanding common shares of PRR, Inc. which was merged into the Company. At the date of merger, PRR, Inc.'s net assets comprised cash of $5,000 and a $175 investment in Century International Ventures, Ltd.

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

4. SHARE CAPITAL (cont'd)

[iii] Stock option plans

On December 1, 1998, the Board of Directors approved the adoption of an incentive stock option plan and a non-qualified stock option plan whereby 1,000,000 common shares and 3,000,000 common shares have been reserved for issuance pursuant to the incentive and non-qualified stock option plans, respectively. Pursuant to the plans 750,000 incentive stock options and 2,495,000 non-qualified stock options have been granted and remain outstanding at March 31, 1999. Each stock option allows the holder to acquire one common share at an exercise price of $0.50 per share expiring December 1, 2001. The stock options vest quarterly over a twelve month period pursuant to the date of an initial public offering.

[iv] Stock bonus plan

On December 1, 1998, the Board of Directors approved the adoption of a stock bonus plan whereby 1,000,000 common shares have been reserved for issuance. Under the stock bonus plan, the Company may issue common shares to employees, directors, officers, consultants and advisors for services rendered. Pursuant to the plan, the Company has issued 15,000 common shares in the period subsequent to March 31, 1999 [see note 10].

[v] Stock based compensation

Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Company's loss for the period would have been increased to the pro forma amounts indicated below:

                                                          1998          1997
                                                           $              $
      ----------------------------------------------------------------------

      Loss for period                As reported        (623,115)         --
                                     Pro forma          (645,115)         --

      ======================================================================

The fair value of each option granted in 1998 was estimated on the date of the grant using the Minimum Value option-pricing model with the following assumptions: no dividend yield; no volatility as the Company's stock was not trading at the grant date; risk-free interest rate of 5% and an expected life of
2.7 years.

The weighted-average fair value of options granted during the year was $0.50.

5. INCOME TAXES

As at June 30, 1998, the Company has non-capital loss carry-forwards of approximately $150,000 which will expire in 2005.

A valuation allowance has been recognized to offset deferred tax assets totaling approximately $68,000 arising from non-capital loss carryforwards for which realization is uncertain.

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

6. RELATED PARTY TRANSACTIONS

Management fees totaling $232,500 (1998 - $ 72,500) were paid to companies, including Novus, related through common directors.

7. COMMITMENTS

The Company is obligated to make minimum annual lease payments for office premises and for management services [note 6] under management and consulting agreements as follows:

                                                                       $
      -------------------------------------------------------------------
      1999 (three months)                                          72,000
      2000                                                        238,000
      2001                                                         48,000
      2002                                                         48,000
      -------------------------------------------------------------------
                                                                  390,000
      -------------------------------------------------------------------

8. WRITE-DOWN OF VENDOR DEPOSITS

In May, 1998, the Company entered into an agreement to purchase $332,171 in computer equipment and software. In February, 1999, the Company decided to terminate the supply agreement and incurred a loss of $61,511 which represents the non-refundable deposits paid to vendor.

9. STOCK BASED COMPENSATION

During the period ended March 31, 1999, the Company recorded stock based compensation expense of $15,000 relating to stock option issued to consultants.

--------------------------------------------------------------------------------
Amiga Telephony Corporation
(a development stage corporation)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

================================================================================

March 31, 1999                                                   (in US dollars)

10. SUBSEQUENT EVENTS

The following events occurred subsequent to March 31, 1999.

(i) The Company issued 265,000 common shares for services rendered. Of the total 15,000 common shares were issued as part of the stock bonus plan [see note 4].

(ii) In May, 1999, the Company obtained cash subscriptions for an additional 7,500 units (note 4) for net proceeds of $1,350,000. The balance of 2,500 units of the February, 1999 offering has been subscribed for by Ascend Communications Inc. ("Ascend"), one of the Company's technology partners, and the proceeds have been placed into trust to be released upon the finalization of the business relationship agreement with Ascend.

(iii) On April 19, 1999, the Company entered into a non-binding letter of intent with Lucent Technologies Canada and Ascend, its primary technology partners, to finalize the structure of the business relationship between the Company and its partners for the deployment of its IP telephone gateways. In May, 1999, the Company paid a refundable deposit of $100,000 as a guarantee to its technology and financing partners.

(iv) The Company intends to enter into an underwriting agreement pursuant to which the Company expects to offer up to 1,000,000 shares of common stock and 1,000,000 common share purchase warrants. Net proceeds are anticipated to be $4,685,000, net of the underwriter commission and anticipated costs of the offering. In addition, the Company has agreed to sell to the underwriter, for considerations of $100, warrants to purchase up to 100,000 common shares at a price of $6.12 per share and warrants to purchase 100,000 common shares at a price of $9.60 per share. The underwriter's warrants are exercisable for four years commencing one year after the date of the Company's proposed public offering.

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

PROSPECTUS SUMMARY ..............................................
RISK FACTORS.....................................................
FORWARD LOOKING STATEMENTS.......................................
DILUTION AND COMPARATIVE SHARE DATA .............................
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS ......
BUSINESS ........................................................
MANAGEMENT ......................................................
PRINCIPAL SHAREHOLDERS ..........................................
UNDERWRITING.....................................................
SELLING SHAREHOLDER .............................................
DESCRIPTION OF SECURITIES .......................................
EXPERTS .........................................................
LITIGATION ......................................................
LEGAL MATTERS....................................................
INDEMNIFICATION .................................................
ADDITIONAL INFORMATION...........................................
FINANCIAL STATEMENTS ............................................

In this prospectus, references to "dollars" and "$" are to U.S. dollars.

Throughout this prospectus Amiga has used industry data obtained from market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of this information is not guaranteed. Although these data have been correctly reproduced in this prospectus from the market research, publicly available information and industry publications, Amiga has not independently verified the data.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Amiga. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus or any sale made by this Prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has not been any change in the affairs of Amiga since such date.

      Until _____, 1999 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors.

      The Delaware Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.

      SEC Filing Fee                                               $4,963
      NASD Filing Fee                                               2,284
      Blue Sky Fees and Expenses                                   10,000
      Printing and Engraving Expenses                              20,000
      Legal Fees and Expenses                                      40,000
      Accounting Fees and Expenses                                 10,000
      Miscellaneous Expenses                                       12,753
                                                                 --------

      TOTAL                                                      $100,000
                                                                 ========

      All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following information sets forth all securities of the Company which have been sold and which were not registered under the Securities Act of 1933.

      Between July 25, 1997 and May 12, 1998 Amiga sold 10,000,100 shares of its common stock to Bona Vista Ltd. for $5,910 in cash.

      In August 1997 Amiga issued 175,456 shares of its common stock in exchange for all of the Series B Preferred Stock of Century International Ventures Ltd. ("Century") in a share-for-share exchange with the holders of such Series B Preferred Stock.

      On May 12, 1998 Amiga purchased 10,100,000 shares of common stock from Bona Vista for $1,010. The shares purchased from Bona Vista were returned to the category of "authorized but unissued" common stock.

      On May 15, 1998 Amiga sold 6,901,944 shared of common stock to twenty three persons for $690 in cash and issued 1,000,000 shares of common stock for services rendered.

      On May 31, 1998 Amiga sold 1,022,500 shares of common stock to eleven persons for $511,250.

      In October 1998 Amiga issued 12,000 shares of its common stock to two persons for services rendered. Between October 1998 and January 1999 Amiga sold 950,000 shares of its common stock to thirty-one persons for $475,000.

      All of the foregoing sales of the Company's common stock were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission. Although no underwriters were used in connection with the sale of these securities, the Company paid sales commissions of $43,500 to two persons for their assistance in selling these shares.

      Between March and June 1999 Amiga sold 15,000 shares of its Series A Preferred Stock, plus warrants for the purchase of 750,000 shares of common stock, for $3,000,000 to a group of private investors.

      The sales of the Company's Series A Preferred Stock and warrants were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the Series A Preferred Stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired the Company's Preferred Shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Preferred Stock acquired the securities for their own accounts. All the Preferred Shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. Although no underwriters were used in connection with the sale of these securities, the Company paid sales commissions of $250,000 and issued shares of common stock to one person for his assistance in selling these securities.

      In May 1999 the Company issued 250,000 shares of its common stock to one person as partial compensation for his assistance in the sale of the Company's Series A Preferred Stock (and warrants) and for other services rendered. In May 1999 the Company issued 15,000 shares of its common stock to another person for services rendered. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. All of these shares were acquired for investment purposes only and without a view to distribution. The persons who received these shares were fully informed about matters concerning the Company, including its business, financial affairs and other matters and acquired the securities for their own accounts. The 265,000 shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were used and no commissions were paid in connection with the issuance of these shares.

Item 27. Exhibits

1.1   Underwriting Agreement

1.2   Underwriters' Warrant

1.3   Agreement Among Underwriters

1.4   Selected Dealer Agreement

3.1   Certificate of Incorporation and Amendments

3.2   Certificate of Designation of Series A Preferred Stock

3.3   Bylaws

4.1   Incentive Stock Option Plan

4.2   Non-Qualified Stock Option Plan

4.3   Stock Bonus Plan

5     Opinion of Counsel

10 Management Services Agreement between Canadian Digital Network Inc. (d/b/a Novus Telecom Group) and the Company.

23.1  Consent of Hart and Trinen

23.2  Consent of Accountants

24    Power of Attorney-- Included as part of the Signature Page

27    Financial Data Schedules

Item 28. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on June 16, 1999.

                                      AMIGA TELEPHONY, INC.


                                      By /s/ Ian C. Hand
                                         ---------------------------------------
                                         Ian C. Hand, President, Chief Executive
                                         Officer and Principal Financial Officer


                                      By /s/ Roney Haboosheh
                                         ---------------------------------------
                                         Roney Haboosheh,
                                         Principal Accounting Officer

      Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                                      Title                         Date
                                      -----                         ----


/s/ Ian D. Robertson                 Director                  June 16, 1999
------------------------------
Ian D. Robertson


/s/ Ian C. Hand                      Director                  June 16, 1999
------------------------------
Ian C. Hand

/s/ Donald Morrison                  Director                  June 16, 1999
------------------------------
Donald Morrison


/s/ Barry Duggan                     Director                  June 16, 1999
------------------------------
Barry Duggan


                                     Director                  June __, 1999
------------------------------
Philip Edwards Pearce


                                     Director                  June __, 1999
------------------------------
Marshall Naify